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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Steel Dynamics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2018 ANNUAL MEETING AND PROXY STATEMENT

MAY 17, 2018
FORT WAYNE, INDIANA

To our Stockholders:

              On behalf of our Board of Directors, it is our privilege to cordially invite you to attend the 2018 Annual Meeting of stockholders for Steel Dynamics, Inc. to be held on Thursday, May 17, 2018 at 9:00am EDT in the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana 46802. At the Annual Meeting, stockholders will vote on the following items of business which are detailed in the following proxy statement. The Board recommends a FOR vote for each of the following proposals:

    (1) To elect ten (10) Directors for a one-year term.

    (2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

    (3) To approve an amendment to the Company's Amended and Restated Articles of Incorporation to provide by a majority vote that stockholders may amend the Company's Bylaws

    (4) To hold an advisory vote to approve the compensation of the Named Executive Officers.

    (5) To approve the Steel Dynamics, Inc. 2018 Executive Incentive Compensation Plan.

              All materials are available on the Internet at the following website: http://materials.proxyvote.com/858119. These proxy materials are also available on our Internet site at www.steeldynamics.com under the heading "Investors."

              The record date has been set as March 19, 2018 to determine stockholders entitled to receive notice of and to vote at the annual meeting. This letter and the accompanying Notice, proxy statement and proxy card, for those receiving paper copies, as well as a Notice Regarding the Availability of Proxy Materials, with instructions for accessing the proxy materials and Annual Report on the Internet, is being first sent or made available to stockholders on or about April 6, 2018.

              We look forward to seeing you at our 2018 Annual Meeting on May 17, 2018.

Sincerely,

MARK D. MILLETT
 President and Chief Executive Officer
March 27, 2018

Page
Company Highlights	1
Voting Information	4
Voting Shares Held by Brokers, Banks, Custodians or Other Nominees	4
Voting Shares Held in Your Name	5
Required Vote	5
Your Choices on How to Vote by Proxy	6
Governance of the Company	9
Governance Policy	9
Board Leadership Structure	9
Board's Role in Risk Oversight	10
Committees and Meetings of the Board of Directors	11
Director Independence	12
The Corporate Governance and Nominating Committee	13
The Compensation Committee	14
The Audit Committee	15
Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons	16
Proposal No. 1 — Election of Directors	18
Information Concerning Experience, Qualifications, Attributes, and Skills of the Director Nominees and Other Executive Officers	19
Director Compensation	24
Security Ownership of Directors and Executive Officers	26
Security Ownership of Certain Beneficial Owners	27
Proposal No. 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm as Auditors	28
Report of the Audit Committee	29
Proposal No. 3 — Approval of an Amendment to the Company's Amended and Restated Articles of Incorporation to Provide by a Majority Vote that Stockholders May Amend the Company's Bylaws	31
Compensation Discussion and Analysis	33
Executive Summary	33
Administration of Executive Compensation Program	37
Summary of The Executive Compensation Program Components	39
Other Programs and Policies	46
Tax and Accounting Considerations	48
Report of the Compensation Committee	48
CEO Pay Ratio	59
Compensation Tables	49
Proposal No. 4 — Advisory Vote to Approve the Compensation of the Named Executive Officers	60
Proposal No. 5 — Approval of the Steel Dynamics, Inc. 2018 Executive Incentive Compensation Plan	61
Other Matters	67

Company Highlights

Our Company

              We are one of the largest domestic steel producers and metal recyclers in the United States, based on current estimated annual steelmaking capacity of 11.4 million tons and actual metals recycling volumes. Our primary source of revenues are from the manufacture and sale of steel products, processing and sale of recycled ferrous and nonferrous metals, and fabrication and sale of steel joist and deck products.

              As our #1 core value, we work to provide a safe working environment for everyone. Our goal is to achieve zero incidents — no accidents, no lost workdays, no injuries. We achieved record safety performance — as a company and individually for each operating platform in 2017, and all performed significantly better than their respective peer industry averages.

Total Recordable Incident Rate

Our Performance

              We thank our loyal customers, vendors, communities and stockholders for your continued support of our company. And a heartfelt thanks to our extraordinary employees for your passion, innovation and dedication to each other and to a spirit of excellence. The entire Steel Dynamics team achieved a strong performance during 2017. We achieved numerous milestones and performed at the top of our industry both operationally and financially. Most importantly, we did it safely.

              On many measures, 2017 was a record year. Our steel and fabrication operations achieved record annual shipments, increasing 2017 consolidated revenues to a record $9.5 billion. We expanded profit margins within our steel and metals recycling operations and achieved record annual consolidated operating income of $1.1 billion and record net income of $813 million. We generated cash flow from operations of $740 million, and record EBITDA of $1.4 billion during 2017. With the strength of our continued cash flow generation, and execution of our long-term strategy, we believe we are in a strong position for continued growth.

STEEL DYNAMICS, INC.    2018 Proxy Statement    1

              The following table highlights various financial and operational milestones achieved during 2017 (dollars in thousands, except per share amounts):

	2016	2017	% Increase
Net Sales	$7,777,109	$9,538,797	23%
Operating Income	727,966	1,066,881	47%
Net Income	382,115	812,741	213%
EBITDA	1,017,436	1,359,940	34%

Steel Shipments (tons)	9,245,946	9,726,977	5%
Steel Fabrication Shipments (tons)	562,725	627,274	11%

End of Year Share Price	$35.58	$43.13	21%

Our Strategy

              We believe our focus to drive value for our employees, communities, customers, vendors and stockholders is positively differentiated through our six core operating and leadership principles:

  ▪
  Safety — We are focused on providing a safe working environment for all. Our goal is to achieve zero injuries. We have achieved record safety results each of the last seven years, including a 17% improvement in 2017, and 68% of our locations had zero recordable injuries in 2017.

  ▪
  Sustaining Superior Operating Culture — Success is not driven by state-of-the-art technology alone, but, more importantly, it is linked to managing the technology, and creating a culture in which to exploit it. Our entrepreneurial culture fosters an energetic, driven and innovative team, through respect, opportunity, open communication and performance-based compensation aligned to our strategy.

  ▪
  Enhancing Customer Relationships and Commitment — Our customers are our most important partners. We strive to be a preferred partner by providing quality products and solutions, exceeding both current expectations and future needs

  ▪
  Driving Innovation — We continually challenge the status quo, to drive innovation to improve safety, quality and productivity, implementing new technologies and processes to perform at the highest level and consistently achieve excellence in all we do.

  ▪
  Strategic Growth, Intentional Margin Expansion and Consistency Through the Cycle — We assess strategic opportunities for not only top-line revenue benefits, but more importantly, for growth and consistency of profit margins. We are focused on (a) organic projects to further diversify our value-added product capabilities, and lever our core operating expertise, (b) transactional opportunities to provide our steel mills with opportunities to ship our steel to our own captive downstream businesses to increase our steel production utilization during weak demand environments, and (c) both organic and transactional opportunities to increase our steel production and finishing capabilities.

  ▪
  Financial Strength and Flexibility — We are one of the lowest-cost domestic steel producers with one of the most diversified product offerings in the industry. Coupled with the high-variability of our operating costs and our vertically connected business platforms, this provides strong cash flow generation through all market cycles, allowing for support of our current operations and continued growth.

STEEL DYNAMICS, INC.    2018 Proxy Statement    2

Our Sustainability Story

              Our current operations and growth strategy are aligned with a focus toward sustainability of resources.

  ▪
  Valuing our people, through the importance of safety, respect, and opportunities for development to benefit long-term success and growth of stockholder value.

  ▪
  Valuing our communities, in part, through the positive impact of our charitable foundation and corporate donations, which benefit the communities in which we work and live, and the human impact of our employees through their encouraged volunteerism.

  ▪
  Valuing our environment, through our entire "Vertically Connected Sustainable Production Life-Cycle" and our commitment to high environmental standards in all areas.

STEEL DYNAMICS, INC.    2018 Proxy Statement    3

Voting Information

Purpose

              We are providing you with this Proxy Statement and these proxy materials in connection with the solicitation of proxies by our Board of Directors, to be voted at our 2018 Annual Meeting of Stockholders and at any postponement or adjournment thereof. We will hold the meeting on May 17, 2018, beginning at 9:00 a.m. EDT, in the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana 46802.

              Our fiscal year begins January 1 and ends December 31. Therefore, any reference to the year 2017 in these materials refers to the twelve-month period ended December 31, 2017.

Internet Availability of Proxy Materials

              As permitted by the Securities and Exchange Commission's ("SEC") "notice and access" rules, we are making our proxy statement and 2017 annual reports (which are not part of the proxy solicitation materials) available to most of our stockholders via the Internet rather than by mail. Accordingly, by April 6, 2018, we will begin distributing to our stockholders either (i) a paper copy of our proxy statement, the accompanying form of proxy card, and our 2017 annual report, or (ii) a Notice of Internet Availability of Proxy Materials (the "Notice"), explaining how to access this proxy statement and other materials via the Internet, how to vote your shares, and, if you prefer, how to also obtain a paper copy of these materials at no charge.

Who Can Vote

              You are entitled to vote at the Annual Meeting if you were a stockholder of record at the close of business on March 19, 2018.

Shares Outstanding

              On March 19, 2018, there were 236,178,949 shares of common stock outstanding. A list of stockholders entitled to vote at the meeting is available at our corporate office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

Voting of Shares

              If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record. But if your shares are registered in the name of a broker, bank, custodian, or other nominee, that person is the stockholder of record and you are considered the "beneficial" owner.

Voting Shares Held by Brokers, Banks, Custodians or Other Nominees

              Many stockholders arrange to have their shares held by brokers, banks, custodians or other nominees. These are referred to as "Broker Held Shares". In this situation, the record or "registered holder" is that particular broker, bank, custodian or nominee. This is often referred to as holding shares in "street name." In such case, your name, as the actual "beneficial owner," does not appear in our stock register. Therefore, for Broker Held Shares, the process of distributing the proxy materials and tabulating votes involves two-steps. The broker first informs us how many of their clients are beneficial owners, and we provide them with the number of sets of proxy materials that correspond to the number of beneficial owners. Each broker then forwards those proxy materials to its clients, to obtain their voting instructions. So if you receive a paper copy of the proxy materials from your broker, the accompanying return envelope is self-addressed to return your executed proxy card with your voting instructions to your broker. Shortly before the meeting, each broker totals the votes and submits a proxy card to our vote tabulator reflecting the aggregate votes of the beneficial owners for whom it holds shares.

STEEL DYNAMICS, INC.    2018 Proxy Statement    4

              For this reason, if your shares are held by your broker, you should follow your broker's instructions included on that form.

              If you do not give your voting instructions to your broker, your broker may not be able to vote your shares. Under applicable rules of self-regulatory organizations governing brokers, your broker, bank, custodian or other nominee will only be able to vote your shares with respect to so-called items that are considered "discretionary." Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, so in such situations your broker may vote these shares even in the absence of your voting instructions.

              For the 2018 Annual Meeting, however, the only discretionary item is Proposal No. 2, the ratification of the selection of our independent auditors. On all the other non-discretionary items, including the Election of Directors (Proposal No. 1); Approval of an Amendment to the Company's Amended and Restated Articles of Incorporation to provide by a majority vote that stockholders may amend the Company's Bylaws (Proposal No. 3); the non-binding Advisory Vote to Approve the Compensation of the Named Executive Officers (Proposal No. 4); and the Approval of the Steel Dynamics, Inc.'s 2018 Executive Incentive Compensation Plan (Proposal No. 5), if you do not give voting instructions to your broker, those shares will not be voted and will be treated as "broker non-votes."

Voting Shares Held in Your Name

              On the other hand, if you are the record owner, then, regardless of whether you have received a paper copy of these proxy materials or only a Notice, you may vote your shares (1) in person at the Annual Meeting, (2) by telephone, (3) on the Internet following the instructions contained in these proxy materials, or (4) by proxy if you properly fill in and sign your proxy card and mail it in the enclosed, prepaid and addressed envelope. In that situation, your "proxy" — that is, the persons named in your proxy card — will then vote your shares as you have directed.

              With respect to shares you hold in your own name, if you send in your proxy and do not revoke it, your shares will be voted in accordance with your instructions. If you do not specify how you want your shares voted with respect to one or more proposals, your shares will be voted FOR Proposal No. 1 (the election as directors of all nominees listed under "Election of Directors"); FOR Proposal No. 2 (the "Ratification of the Appointment of Independent Registered Public Accounting Firm as Auditors"); FOR Proposal No. 3 (the "Approval of an Amendment to the Company's Amended and Restated Articles of Incorporation to provide by a majority vote that stockholders may amend the Company's Bylaws"); FOR Proposal No. 4 (the non-binding "Advisory Vote to Approve the Compensation of the Named Executive Officers"); and FOR Proposal No. 5 (the "Approval of the Steel Dynamics, Inc.'s 2018 Executive Incentive Compensation Plan").

              We realize that most of you will not be able to attend the meeting in person. It is very important that your shares be voted. We can only take action at the Annual Meeting, with respect to a particular matter, if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is "present" at the Annual Meeting. Therefore, unless you intend to come to the Annual Meeting and vote in person, or you intend to vote via the Internet or by phone, we are asking for your proxy to authorize the persons named in the proxy to be present at the Annual Meeting, to represent you, and to vote your shares at the Annual Meeting in accordance with your instructions.

Required Vote

              Quorum

              The presence, in person or by proxy, of the holders of a majority of the shares that are entitled to vote at the Annual Meeting is necessary to constitute a quorum for all purposes and all proposals.

STEEL DYNAMICS, INC.    2018 Proxy Statement    5

              Election of Directors

              For purposes of the election of directors (Proposal No. 1), ten director nominees who receive the highest number of votes cast "FOR" the election of those directors will be elected. However, the Board has adopted a Policy requiring that, in advance of and as a condition to being approved as a candidate for election, each candidate must have agreed that if he or she receives a "WITHHOLD" vote of greater than 50% of all the votes cast or present at the meeting, the Board will consider that a majority vote "against" that person. Accordingly, he or she will be deemed to have automatically resigned. Under that Policy, should this occur, the Board, in the exercise of its discretion, has the ability to override the resignation, but only if, upon a consideration of all pertinent factors, the Board makes an affirmative determination that accepting such resignation would not be in the best interest of the Company and its stockholders.

              Accordingly, you may vote "FOR ALL" of the director nominees, "WITHHOLD ALL" of the director nominees, or "WITHHOLD" your vote from one or more nominees, by checking the "For All Except" box and writing in the name of the nominee or nominees from whom you want to withhold your vote. Checking the "For All Except" box and writing in the name of a particular nominee will have the same effect as a vote "AGAINST" that nominee and will trigger that nominee's resignation if the total "WITHHOLD" votes for that nominee aggregate to more than 50% of the total votes cast or present with respect to that nominee.

              Other Proposals

              For all proposals, other than Proposal No. 1 (the election of directors), the affirmative vote of a majority of the shares represented, in person or by proxy, and entitled to vote on the item will be required for approval. On such matters, you may vote "FOR," "AGAINST" or "ABSTAIN." A proxy marked "Abstain" with respect to an item will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the same effect as a negative vote.

Your Choices on How to Vote by Proxy

              There are four possible choices of how to vote by proxy:

  ▪
  Mail: If you have received a paper copy of these proxy materials, you may mark, sign, date and return your enclosed proxy card in the enclosed envelope;

  ▪
  Telephone: If you have received a paper copy of these proxy materials, you may vote by using the toll-free telephone number and instructions shown on your proxy card, if your shares are registered directly in your name or, if not, by marking, signing dating and returning your enclosed voting card; if this option is also offered by your bank or broker, in either case using a secure control number and account number;

  ▪
  Internet: Whether in paper form or by Notice only, by using the Notice or web site information and instructions listed on your proxy card or in the form of Notice, if your shares are registered directly in your name or, if not, if this option is also offered by your bank or broker in either case using a secure control number and account number; and

  ▪
  In person at the meeting: If your shares are registered directly in your own name, you may vote by paper ballot handed out at the Annual Meeting, provided that you have with you the Notice or proxy card that you received from the Company. But if your shares are registered in the name of your bank or broker, and if you wish to be able to vote your shares in person at the Annual Meeting, you will first need to check the box on the Voter Instruction Form you will receive with your proxy material, ask that you be provided with a "Legal Proxy" and then actually use this to vote your shares. If you don't use that Legal Proxy, your vote will not count.

              Telephone and Internet voting will be available 24 hours a day, 7 days a week. Both the Internet and telephone voting instructions are designed to prompt you on how to proceed, and you will be able to confirm that your instructions have been properly received and recorded. For both of these methods, you will also need a

STEEL DYNAMICS, INC.    2018 Proxy Statement    6

control number, which is noted on your proxy card or in the Notice. The telephone and Internet voting facilities will close at 11:59 p.m. EDT on May 16, 2018.

              The method by which you vote will not limit your right to vote in person at the meeting if you decide to attend the meeting, provided that you follow the foregoing instructions for voting in person.

              We do not know of any business to be transacted at the Annual Meeting, other than those matters described in this Proxy Statement. However, should any other matters properly come before the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment, to the same extent as the person granting the proxy.

Revocation of a Proxy

              You may revoke your proxy at any time before it is voted at the meeting in one of four ways:

  ▪
  Notify our Chief Financial Officer, Theresa E. Wagler, in writing and before the meeting;

  ▪
  Submit the appropriate form of proxy with a later date than your earlier proxy;

  ▪
  Vote by telephone or Internet on a later date than the date you earlier voted; or

  ▪
  Vote in person at the meeting in accordance with the foregoing instructions.

Multiple Stockholders Sharing the Same Address

              Under rules adopted by the SEC, we are permitted to deliver a single copy of our Proxy Statement and annual report, or notice of availability of these materials, to stockholders sharing the same last name and address. This process, called householding, allows us to reduce the number of copies of these materials that we must print and mail. However, if you share the same last name and address with other Steel Dynamics stockholders and would like to stop householding for your account, you may contact our Investor Relations Department in the manner described below under the heading "Investor Relations Department," including your name, address, and account number.

Cost of Preparing, Mailing and Soliciting Proxies

              We will pay all of the costs of preparing, printing and mailing this Proxy Statement or Notice and of soliciting these proxies. We will ask brokers to forward the proxy materials or Notice to the persons who were our beneficial owners on the record date. We will reimburse such brokers for their expenses incurred in sending proxies and proxy materials to our beneficial owners.

              In addition, proxies may be solicited on our behalf in person, or by telephone, e-mail or other electronic means, by our officers, directors, and employees who will receive no additional compensation for soliciting. We have also engaged Okapi Partners to assist us in the solicitation of proxies. We have agreed to pay Okapi Partners a fee of approximately $9,000, plus expenses for these services.

Voting Results

              We will publish the voting results on our Company's website at www.steeldynamics.com under "Investors" following the Annual Meeting, as well as in a current report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

STEEL DYNAMICS, INC.    2018 Proxy Statement    7

Investor Relations Department

              You may contact our Investor Relations Department in one of three ways:

  ▪
  Writing to Steel Dynamics, Inc., Investor Relations Department, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804;

  ▪
  E-mail to investor@steeldynamics.com; or

  ▪
  Phone the Investor Relations Department at 260.969.3500.

Stockholder Communications with Directors

              If you wish to communicate with our Board of Directors, our non-executive Chairman of the Board, our Lead Independent Director, or the Chair of any particular Board committee, you may do so by sending a communication, marked "Stockholder Communication," in care of our Chief Financial Officer, Theresa E. Wagler at our corporate offices, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804. Your letter should describe your share ownership and how held. Our Chief Financial Officer will review each such communication and, depending upon the subject matter, will forward the communication to the director or committee chair to whom it is addressed, or, as appropriate, to our non-executive Chairman of the Board, to our Lead Independent Director or to the Company's legal counsel or deal with the subject matter directly.

STEEL DYNAMICS, INC.    2018 Proxy Statement    8

Governance of the Company

Governance Policy

              Our business affairs are managed under the direction of our Board of Directors in accordance with the Indiana Business Corporation Law, our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws. The role of our Board of Directors is to effectively govern the affairs of the Company for the long term benefit of our stockholders and other constituencies. The Board strives to ensure the success and continuity of the Company and its mission through the election and appointment of qualified management, which regularly keeps Board members informed regarding our business and regarding our industry. The Board is also responsible for ensuring that our activities are conducted in a responsible and ethical manner. We are committed to sound corporate governance principles.

              We operate under corporate governance principles and practices that are reflected in a set of written Corporate Governance Policies, which are available on our Company's website at www.steeldynamics.com under "Investors — Corporate Governance."

              These include the following principles:

  ▪
  At least a majority of our directors and all of the members of our Audit, Compensation and Corporate Governance and Nominating Committees are required, at a minimum, to meet all applicable objective and subjective standards for independence, including the Nasdaq Listing Rules for director independence, as more fully described in the discussion of "Director Independence" below. Currently, 70% of directors are independent.

  ▪
  Our Board and each Board committee have the authority to engage independent legal, financial or other advisors as they deem necessary, at our expense.

  ▪
  Our Board is required, at least annually, to engage with management regarding strategic planning, although it does so regularly, during which it reviews and assesses our business strategies and associated risks.

  ▪
  Independent and non-employee directors meet in executive session, no less than quarterly.

  ▪
  Our Board and Board committees conduct annual self-evaluations.

  ▪
  Our Board regularly reviews succession planning and related consideration, of both corporate and director talent development issues at all critical management and Board levels, and, with respect to Chief Executive Officer and senior management succession, no less than annually.

  ▪
  Directors have unrestricted access to our officers and employees.

  ▪
  Our independent directors utilize input from the Corporate Governance and Nominating Committee and from the Compensation Committee to conduct an annual review of our Chief Executive Officer's performance.

Board Leadership Structure

              Mr. Keith E. Busse serves as our non-independent, non-executive Chairman of the Board. If elected at the Annual Meeting, Mr. Busse will continue to serve in that capacity. Mr. Busse, as the non-executive Chairman, presides at meetings of the Board. The Board operates with a Lead Independent Director, selected annually from among the independent directors. James C. Marcuccilli has served as our Lead Independent Director since 2011 and, if elected at the Annual Meeting, will continue to serve in that capacity. The Chairman and Lead Independent Director serve at the pleasure of the Board and are appointed annually following the Annual Meeting.

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              The Lead Independent Director presides at all Board meetings at which the Chairman is not present, presides at all meetings of the executive sessions of the independent directors, serves as a liaison between management and the Board as well as between the Chairman and the independent directors, approves Board meeting agendas, assists the Board committee chairs in preparing agendas for the respective committee meetings, and has the authority to call meetings of the independent directors. In addition, he may perform such other functions and responsibilities requested by the Board or the independent directors from time to time. The Lead Independent Director also serves as the Chair of the Board's Succession Planning Committee. The Lead Independent Director also has the authority to call additional executive sessions of the independent directors, in addition to those that are scheduled. The Board considers that the Lead Independent Director's active involvement in the foregoing functions and activities will ensure the Board will be able to maintain an appropriate level of independent oversight over its critical information flow and decision-making processes.

Board's Role in Risk Oversight

              The Board believes that evaluating the executive team's management of the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing company-wide risk management. In accordance with this responsibility, the Audit Committee monitors the Company's significant business risks, including safety, financial, operational, data security, business continuity, legal, environmental, trade, and regulatory exposures, and reviews the steps management has taken to monitor and control these exposures.

              The Audit Committee is assisted in its risk oversight duties by key members of management, including our Chief Financial Officer, Treasurer, Chief Information Officer, Senior Vice Presidents, Internal Audit, and Counsel. Senior members of management responsible for risk areas across a wide range of topics and functions report to the Audit Committee and or full board regularly.

              While the Audit Committee has primary responsibility for overseeing company-wide risk management, the other Board committees also consider risks within their areas of responsibility and apprise the Board of significant risks and management's response to those risks. For example, the Corporate Governance and Nominating Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

              In establishing and reviewing our executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking. As part of its review, the Compensation Committee receives a risk analysis report prepared by its compensation consultant Compensia, which it considers during the process. After thorough review, the Compensation Committee has concluded that our program does not encourage unnecessary or excessive risk-taking. Executive officers' base salaries are fixed in amount and thus do not encourage risk-taking. Annual cash incentives and payouts are formulaic and tied to specific company financial performance metrics. The majority of compensation provided to the executive officers is in the form of time-based and performance-based equity awards that vest or are earned over several years and help further align executive officers' interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company's performance over several years, and because awards are subject to regular vesting schedules to help ensure that a significant component of executive compensation is tied to long-term stockholder value creation.

              The Compensation Committee has also reviewed the Company's compensation programs for employees generally and has concluded these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company's cash bonus programs and long-term equity awards provide an effective and appropriate mix of incentives to help ensure performance is focused on long-term stockholder value creation and do not encourage short-term risk taking at the expense of long-term results.

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Committees and Meetings of the Board of Directors

              During 2017, the Board of Directors had three standing committees each consisting of five independent directors: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

              The Board, together with management, periodically reviews the applicable provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act and the implementing rules thereunder, the rules and pronouncements of the SEC, pertinent provisions of the Internal Revenue Code of 1986 (the "Code"), and the Listing Rules of the Nasdaq Stock Market regarding corporate governance policies, processes, and listing standards, including applicable audit and compensation committee independence standards. In conformity with such requirements, the committees of the Board operate under written charters. All three committees regularly update and revise their charters to take into account increased charter, legislative, regulatory and listing standards requirements, as well as other governance changes. We also operate under a set of Corporate Governance Policies, which are reviewed frequently. All charters and policies may be found on our website, at www.steeldynamics.com under "Investors — Corporate Governance", or by writing to Steel Dynamics, Inc., Attention: "Investor Relations Department," 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804 and requesting copies.

              The members of each committee, and the chair of each committee, are appointed annually by the Board. Each committee had the following members during 2017:

	Director Tenure	Corporate Governance and Nominating	Compensation	Audit	Independent Director	Other Public Company Boards
Mark D. Millett	Founder
Keith E. Busse	Founder
Frank D. Byrne, M.D.	13 years	Member		Member	Yes
Kenneth W. Cornew	2 years	Member	Member		Yes
Traci M. Dolan	6 years	Member		Chair	Yes
Dr. Jürgen Kolb	22 years		Member	Member	Yes
James C. Marcuccilli	13 years	Member	Member	Member	Yes
Bradley S. Seaman	5 years	Chair	Member		Yes	1
Gabriel L. Shaheen	9 years		Chair	Member	Yes	1
Richard P. Teets, Jr.	Founder
Committee Meetings Held		4	4	8

              The Board also has a Succession Planning Committee. The Succession Planning Committee works with management and with the Board to review, monitor, and make recommendations regarding the succession planning process and procedures at all senior management levels, including those relating to the Chief Executive Officer, and to the identification, development, and promotion of critical talent at senior management levels to address both planned leadership transition and unexpected transition challenges. The Succession Planning Committee consists of the Lead Independent Director and the chairpersons of each standing committee. The Succession Planning Committee consisted of four members during 2017 and was chaired by James C. Marcuccilli, our Lead Independent Director.

              The Board held four regularly scheduled and special meetings during 2017. All directors attended at least 75% of those meetings, as well as the meetings of each of the committees on which they served. As the Board, the Company's independent directors met in executive session four times during 2017, without management present.

              We encourage all members of the Board to attend our Annual Stockholders Meeting. At the 2017 Annual Meeting all directors were in attendance.

STEEL DYNAMICS, INC.    2018 Proxy Statement    11

Director Independence

              Each of our Audit, Compensation, and Corporate Governance and Nominating Committee charters require that each member of each committee meet:

  ▪
  all applicable criteria defining "independence" prescribed from time to time under Rule 5605(a)(2) of the Listing Rules for Nasdaq-listed companies, as well as those enhanced independence requirements for Audit Committee members prescribed pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  ▪
  the enhanced standards of independence, in effect during 2017, applicable to compensation committee members, including the requirement to consider the impact upon independence of the receipt of any consulting, advisory, or compensatory fees paid by the Company (other than board fees), of which there were none; or of the existence of any "affiliate" relationship between the member and the Company or any of its subsidiaries or affiliates, of which there were none;

  ▪
  the criteria for a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act; and

  ▪
  the criteria for what constitutes an "outside director" within the meaning of Section 162(m) of the Code, to the extent still applicable.

              The Board must also annually make both an affirmative objective and subjective determination that all such independence standards have been, and continue to be met by the independent directors and members of each of our three standing committees, as well as the additional heightened independence standards prescribed by SEC and Nasdaq Listing Rules for audit committee and compensation committee members. To be found to be objectively independent, each director must be neither an officer nor an employee of Steel Dynamics, Inc. or any of its subsidiaries, nor an individual who has any relationship with Steel Dynamics, Inc. or any of its subsidiaries, or with management (either directly or as a partner, stockholder or officer of an entity that has such a relationship) which, in the Board's opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, a director is presumptively considered to be non-independent if:

  ▪
  the director or a family member, directly or indirectly through either a family or entity relationship, received any payments from the Company or any of our subsidiaries, during any period of twelve consecutive months within the preceding three years, (other than for Board or Committee service, from investments in the Company's securities, or from any Company retirement plan) relating to the provision of accounting, consulting, legal, investment banking, or financial advisory services;

  ▪
  the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees;

  ▪
  the director is a family member of a person who is, or at any time during the three prior years was employed as an executive officer by the Company or any of our subsidiaries;

  ▪
  the director is, or has a family member who is, a partner in, an executive officer or controlling stockholder of any entity to which the Company made, or from which the Company received payments for property or services, in the current or prior three years, that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more (other than, with other minor exceptions, payments arising solely from investments in the Company's securities);

  ▪
  the director is, or has a family member who is employed as an executive officer of another entity where, at any time within the prior three years, any of the Company's executive officers served on the compensation committee of the other entity; or

  ▪
  the director is, or has a family member who is a current partner of the Company's outside auditors, or was a partner or employee of that outside auditor who worked on the Company's audit at any time during the prior three years.

STEEL DYNAMICS, INC.    2018 Proxy Statement    12

              The Board made its independence determination with respect to each director for calendar year 2017 and for each director nominee for election to the Board of Directors at the 2018 Annual Meeting. The Board has similarly made an additional affirmative determination of independence with respect to each member of the Audit Committee and the Compensation Committee, under the special audit committee and compensation committee independence criteria set forth under applicable SEC rules and Nasdaq Listing Rules.

              The Board determined that during 2017 seven of the ten members of our Board of Directors met all independence requirements, thus at all times constituting more than a majority of the ten member Board. The independent members are Frank D. Byrne, M.D., Kenneth W. Cornew, Traci M. Dolan, Dr. Jürgen Kolb, James C. Marcuccilli, Gabriel L. Shaheen and Bradley S. Seaman. The Board has determined that, if elected at the 2018 Annual Meeting, of the ten persons nominated as candidates for election as directors, the same seven directors would continue to meet all such independence criteria.

The Corporate Governance and Nominating Committee

              The Corporate Governance and Nominating Committee is responsible, among other things, for:

  ▪
  reviewing and evaluating developments in corporate governance practices, and reviewing and recommending to the Board effective corporate governance policies and procedures and appropriate charter provisions, as well as Board organization, size and composition;

  ▪
  establishing criteria for and ensuring diverse Board composition by identifying, evaluating, and recommending for election as directors both incumbent and prospective nominees who meet the Committee's and the Board's criteria of board member requirements. Additionally, by virtue of the nominee's background, knowledge, attributes, skills, business, financial, life experience and expertise, are willing and able to actively and materially contribute as a board member, either for election by our stockholders at each Annual Meeting, or for appointment by the Board to fill any director vacancies;

  ▪
  identifying Board members for assignment to various Board committees;

  ▪
  drafting and overseeing a Code of Ethics for our Principal Executive Officers and Senior Financial Officers, a Company-wide Code of Business Conduct and Ethics, and from time to time such other policies as are necessary or appropriate in the interest of good governance practices. Copies of the foregoing and other policies are available on our website at www.steeldynamics.com under "Investors — Corporate Governance";

  ▪
  determining, recommending, or rendering advice to the Board regarding applicable statutory, regulatory or Nasdaq Listing Rules regarding the "independence" requirements for board or committee membership, as well as rendering objective and subjective independence determinations; and

  ▪
  reviewing and evaluating, at least annually, the performance of the Board and Board committee members and making recommendations to the Board concerning the number, function, and composition of the Board's committees.

              Director Nomination Process

              The Corporate Governance and Nominating Committee regularly reviews the Company's Board composition to continually update incumbent director skills, contributions and experiences, and for the purpose of identifying potential candidates for board membership in the event of possible retirements, unanticipated vacancies, board expansion and refreshment. During 2017, the Corporate Governance and Nominating Committee continued this process, which first identifies skills that are needed to support the Company and its strategy, while considering other factors such as background, general life experiences, diversity, and then identifies potential nominees to fill the need. Proposed nominees may be referred or recommended to the Committee from many different sources, including but not limited to members of the Committee, by other directors, by outside persons or advisors, by a stockholder in accordance with the procedures described below, or under the direction of the Committee and for its consideration and approval, by an outside independent professional search firm.

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              The Committee reviews background information on each proposed nominee, including the proposed nominee's accomplishments, experience, and skills. In addition to a candidate's inventory of skills and substantive qualifications, the Committee looks for various other attributes, including:

  ▪
  business acumen;

  ▪
  financial literacy;

  ▪
  integrity;

  ▪
  independent judgment;

  ▪
  notable personal or professional achievements;

  ▪
  collegiality;

  ▪
  a proper understanding of the role of a director in governance;

  ▪
  a commitment to represent the long-term interests of the Company and our stockholders;

  ▪
  diversity, including, but not limited to, gender, race, ethnicity and age; and

  ▪
  a willingness to devote the necessary time and attention to the Company's business and the needs of the Board, and its committees.

              Additionally, the Committee takes into account such factors as industry and general business knowledge, operating experience, demonstrated ethical business conduct, familiarity with or experience regarding business matters, exposure to public company governance matters, considerations such as safety, logistics, legal/governmental/environmental regulation experience, information technology, and risk assessment, as part of the director candidate qualification process. Members of the Corporate Governance and Nominating Committee also subject the continued candidacy of incumbent Board members to the same process, taking into consideration such factors as age, board tenure, ability to provide guidance and insight into our long-term strategic direction and the extent to which through his or her prior performance, he or she has met the applicable criteria for continued Board membership and has developed a valuable in-depth knowledge of the Company, its history, its strengths and weaknesses, and its goals and objectives to merit continued service as Board members.

              Stockholder Nominations

              The Corporate Governance and Nominating Committee will consider suggestions from stockholders for potential director nominees. In order to provide the Committee sufficient time to evaluate proposed nominees, a stockholder desiring to recommend a proposed nominee for consideration by the Committee, for nomination at the 2019 Annual Meeting of Stockholders, should send any such recommendation to Steel Dynamics, Inc., Attention: Chief Financial Officer, Theresa E. Wagler, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804, no later than December 7, 2018, who will then forward it to the Committee. Any such recommendation should include a description of the proposed nominee's qualifications for Board service, the proposed nominee's written consent to be considered for nomination and to serve if nominated and elected, stock ownership information, including date or dates of purchase, the proposed nominee's resume, information regarding any relationship, as well as any understandings between the proposing stockholder, the proposed nominee, and any other person or organization regarding the proposed nominee's board service, if elected, and the addresses and telephone numbers for contacting the stockholder and/or the proposed nominee for more information.

The Compensation Committee

              The Board determined that all members of the Compensation Committee were independent during 2017 within the meaning of Rules 5605(a)(2) and 5605(d)(2)(A) of the Nasdaq Listing Rules (which includes the enhanced Nasdaq independence standards applicable to compensation committee members), and that they also met the definition of a "non-employee director" within the scope of Exchange Act Rule 16b-3 and an "outside director" within the meaning of Section 162(m) of the Code.

STEEL DYNAMICS, INC.    2018 Proxy Statement    14

              The Compensation Committee is responsible, among other things, for:

  ▪
  establishing, reviewing, and approving corporate goals and objectives relating to our Chief Executive Officer's and Named Executive Officers' compensation;

  ▪
  in combination with the Corporate Governance and Nominating Committee, evaluating our Chief Executive Officer's and other executive officers' (as well as the Company's overall) performance, at least annually, in light of those corporate goals and objectives and determining and approving their compensation based on this evaluation;

  ▪
  reviewing and approving our executive compensation plans and agreements, including our equity-based plans; and, at least annually, reviewing the operation of all such plans and agreements and assessing the relationship between our overall compensation policies and practices and financial risk;

  ▪
  exercising general oversight with respect to our compensation agreements and incentive and equity-based plans relating to our Chief Executive Officer and other executive officers;

  ▪
  reviewing and making recommendations to the Board, taking into account Company performance and the duties and responsibilities of each board or committee position, regarding compensation of the non-employee members of the Board;

  ▪
  overseeing regulatory compliance with respect to compensation matters and engaging the services of independent professional compensation consultants and advisors, with costs paid by the Company;

  ▪
  reviewing and determining compliance, with respect to each Compensation Committee member, of all required objective and subjective factors governing independence as well as the independence of the Committee's advisors, including its compensation consultant and other advisors;

  ▪
  acting as the "Administrator" or "Committee" in connection with the operation and administration of our equity and cash-based incentive compensation programs, with the authority to approve and authorize both equity and cash-based awards; and

  ▪
  approving an annual report on executive compensation for inclusion in our Annual Report on Form 10-K and Proxy Statement, and reviewing and discussing with management the Company's Compensation Discussion and Analysis, to determine whether to recommend to the Board that the Compensation Discussion and Analysis be included either in our Annual Report on Form 10-K, or alternatively, in this Proxy Statement and incorporated by reference from this Proxy Statement into our Annual Report on Form 10-K.

              Compensation Committee Interlocks and Insider Participation

              None of our current or former officers or employees or any current or former officers or employees of our subsidiaries, served as a member of the Compensation Committee during 2017. Moreover, during 2017 (a) none of our executive officers served on the compensation committee of another entity, any of whose executive officers served on our Compensation Committee, and (b) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee.

The Audit Committee

              The Board has both objectively found and also affirmatively determined that all members of the Audit Committee are independent as defined by Rule 5605(a)(2) and Rule 5605(c)(2) of the Nasdaq Listing Rules, and also met all additional or enhanced criteria for Audit Committee membership independence set forth in Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1) thereunder.

              In addition, our Board has also determined that, for 2017, each member of our Audit Committee, by virtue of his or her extensive financial and business experience and training, met, and continues to meet, the criteria of an "audit committee financial expert" within the meaning of that term in Rule 407 of Regulation S-K. No members of the Audit Committee served on the audit committee of another public company.

STEEL DYNAMICS, INC.    2018 Proxy Statement    15

              The Audit Committee is responsible, among other things, for:

  ▪
  the adequacy, quality, and integrity of the Company's accounting and financial reporting processes and the integrity of its financial statements;

  ▪
  the appointment, retention, compensation, independence, performance, and oversight of the Company's independent registered public accounting firm;

  ▪
  the audits of the Company's financial statements;

  ▪
  in consultation with management and with legal counsel, the Company's compliance with legal and regulatory filings and requirements;

  ▪
  the soundness and performance of the Company's internal audit function, internal accounting controls, disclosure controls and procedures, and internal control over financial reporting;

  ▪
  the Company's risk management process, system and controls, including risks related to the financial reporting process, credit risk, liquidity risk, cybersecurity risk and market risk;

  ▪
  the approval of an Audit Committee Report required by the rules of the SEC for inclusion in the Company's annual Proxy Statement;

  ▪
  the establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential anonymous submission by employees of concerns regarding potential fraud or other questionable accounting, financial, or auditing matters; and

  ▪
  the maintenance and oversight of a policy governing related party transactions required to be disclosed under Item 404 of SEC Regulations S-K, including the process the Audit Committee employs to identify related party transactions for review, in response to PCAOB Auditing Standard No. 18, as well as governing the review, approval or ratification of any such permitted related party transactions.

              The Audit Committee meets periodically with management and with our independent auditors in the discharge of its responsibilities. The Committee reviews our financial statements and discusses them with management and our independent auditors before those financial statements or the results thereof are publicly released and before they are filed with the SEC. The Audit Committee also regularly meets privately with the independent auditors. Details are set forth in the section titled "Report of the Audit Committee" later in this Proxy Statement.

Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons

              Transactions with "related persons" are subject to our Statement of Policy for the Review, Approval or Ratification of Transactions With Related Persons. A copy of this policy is available on our Company's website at www.steeldynamics.com under "Investors — Corporate Governance."

              Under our policy, once a person has been identified as a "related person," and if there is a proposed transaction of $120,000 or more involving the related person and the Company or any of its subsidiaries, the transaction must be considered, approved or ratified by the Audit Committee. For purposes of our Policy, a "related person" is a person who is (or at any time since the beginning of our last fiscal year was) a director, director nominee, executive officer, 5% stockholder, immediate family member of any of the foregoing, an entity which is owned or controlled by any of such persons, or any other person which our Audit Committee or Board has so identified.

              We have established a lower transactional threshold amount than is required by law, so that even transactions above the threshold amount but still below the otherwise required dollar amount to trigger an inquiry will be reviewed for fairness and appropriateness. Our Policy does permit the employment of a related person in the ordinary course of business, if terms are comparable to similar positions with non-related persons, and who is not an executive officer required to be reported in our annual Proxy Statement. Transactions involving competitive bids are considered pre-approved for purposes of our policy.

STEEL DYNAMICS, INC.    2018 Proxy Statement    16

              Covered transactions will normally be approved in advance by the Audit Committee, unless, upon certification by our Chief Executive Officer or Chief Financial Officer that a determination cannot be practicably made prior to the next Audit Committee meeting, the Chair of the Audit Committee may review and approve the proposed related person transaction, subject, however, to the prompt reporting of the transaction to the full Audit Committee.

              In reviewing any related person transaction, the Audit Committee must consider the proposed benefits to the Company, the availability of other sources of comparable products or services, an assessment of whether the proposed transaction is at least on terms comparable to the terms available to an unrelated third party or to employees generally, and must then determine that the transaction is fair and reasonable to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

              Section 16(a) of the Exchange Act requires our non-employee directors and our executive officers to file with the SEC initial reports of beneficial ownership of the Company's common stock and other equity securities or derivatives as well as reports of changes in beneficial ownership. These persons are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all Exchange Act filing requirements with respect to 2017 were met, except for a delinquent Form 4, regarding certain family gifts in 2017, required to have been filed on or prior to November 29, 2017 by Mr. Millett.

Stockholder Proposals for 2019

              Any stockholder satisfying the requirements of the Exchange Act Rule 14a-8, and wishing to submit a proposal for inclusion in our Proxy Statement for our 2019 Annual Meeting of Stockholders, must submit the proposal in writing to the attention of our Chief Financial Officer, Theresa E. Wagler, at 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804, no later than December 7, 2018.

              In addition, Section 2.9 of our bylaws, which is an advance notice bylaw, governs the timely submission of nominations for director or other business proposals that a stockholder may wish to have considered at the annual meeting. There were no such proposals submitted for this Annual Meeting. Pursuant to that bylaw, any stockholder who does not submit a timely or otherwise qualifying proposal for inclusion in next year's (2019's) Annual Meeting Proxy Statement, but may still wish to make a proposal at that 2019 Annual Meeting, will be required to have delivered written notice to our Chief Financial Officer no later than December 7, 2018. That notice, if any, must contain the information required by Section 2.9 of the bylaws, a copy of which can be viewed on our Company's website, at www.steeldynamics.com under "Investors — Corporate Governance," or a copy of which may be requested, addressed as noted above, free of charge. If such a proposal were to be made at next year's Annual Meeting, a proxy granted by a stockholder prior to that Annual Meeting will be deemed to have given discretionary authority to the proxies to vote that individual's shares on any matter introduced pursuant to the foregoing Section 2.9 advance notice bylaw.

STEEL DYNAMICS, INC.    2018 Proxy Statement    17

Proposal No. 1
Election of Directors

              Our stockholders will be asked to elect ten directors at the 2018 Annual Meeting.

              All of the persons listed below are incumbent members of our Board and were elected at the 2017 Annual Meeting. As a result of its ongoing incumbent director performance review by the Corporate Governance and Nominating Committee (see "The Corporate Governance and Nominating Committee — Director Nomination Process"), each incumbent Board member's service and performance as a director during 2017 was evaluated by the Corporate Governance and Nominating Committee and was determined to have met all expectations. The Committee determined that it would be in the best interest of the Company at this time that each incumbent director, if willing to continue to serve, should continue to do so. Accordingly, all ten director candidates indicated their willingness to stand for election for an additional one-year term, and all ten were recommended for nomination by the Committee. Accordingly, the following persons have been nominated by the Board of Directors:

Name	Position with Steel Dynamics, Inc.	Director Since

Mark D. Millett	Director, President and Chief Executive Officer	1993
Keith E. Busse	Director, Non-Executive Chairman of the Board	1993
Frank D. Byrne, M.D.	Director	2005
Kenneth W. Cornew	Director	2016
Traci M. Dolan	Director	2012
Dr. Jürgen Kolb	Director	1996
James C. Marcuccilli	Lead Independent Director	2005
Bradley S. Seaman	Director	2013
Gabriel L. Shaheen	Director	2009
Richard P. Teets, Jr.	Director	1993

              Each director, if elected, will serve until our 2019 Annual Meeting of Stockholders, or until a qualified successor director has been elected. All but Messrs. Millett, Busse and Teets are and will continue to be independent directors. In the event that any nominee at the time of the election is unable to serve or is otherwise unavailable for election, the Board, upon recommendation of the Corporate Governance and Nominating Committee, may select a substitute nominee. In that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. We do not anticipate that any nominee will be unable to serve.

              In addition, the Board has also reviewed all transactions during 2017 between Steel Dynamics, Inc. or any of its subsidiaries or affiliates, and companies or entities in which a director or a family member or affiliate might have owned any interest, for the purpose of ensuring that such transactions, if any, were approved in accordance with our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Persons, and, further, for the purpose of determining whether any of such transactions impacted the independence of any director. The Board has affirmatively determined that none of the independent directors is an officer or employee of the Company or any of our subsidiaries and none of such persons have any relationships which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

              To ensure the Board maintains a balance of experience, continuity, and new perspectives to challenge the status quo, the Corporate Governance and Nominating Committee considers the issue of continuing director tenure in connection with director nomination recommendations.

STEEL DYNAMICS, INC.    2018 Proxy Statement    18

 Director Tenure

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR EACH OF THE FOLLOWING NOMINEES:

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS,
ATTRIBUTES AND SKILLS OF DIRECTOR NOMINEES AND OTHER EXECUTIVE OFFICERS

Mark D. Millett (58), a co-founder of our Company and a director since inception, was appointed our President and Chief Executive Officer effective January 1, 2012. Prior to that, from April 2011, Mr. Millett served as our President and Chief Operating Officer and, from June 2008 to April 2011, our Executive Vice President of Metals Recycling and Ferrous Resources and President and Chief Operating Officer of OmniSource Corporation. In that role, he was responsible for the Company's metallic resources platform, including all ferrous and nonferrous metals recycling operations, as well as the Company's ironmaking initiatives. In 2007 and 2008, Mr. Millett managed the Company's flat roll operations, including the Butler Flat Roll Division, Jeffersonville coating facilities and The Techs. From 1998 to 2007, Mr. Millett managed the Company's Flat Roll Division at Butler, Indiana, including the hot mill, cold mill, and coating facilities. Between 1993 and 1996, Mr. Millett was responsible for the design, construction and start-up operation of the Company's Butler, Indiana flat roll, melting and casting operations. A metallurgist by training, Mr. Millett, prior to his co-founding of Steel Dynamics, served from 1981 to 1985 as chief metallurgist for Nucor Corporation's Darlington, South Carolina, division, charged with developing the world's first commercially viable thin-slab-casting process as the manager of that project at Nucor's Hazelett facility. In 1987, Mr. Millett was given the responsibility by Nucor for the design, construction, staffing, and operation of the melting and casting facility at Nucor's world's-first thin-slab casting facility at Crawfordsville, Indiana. Mr. Millett holds a bachelor's degree in metallurgy from the University of Surrey in England (1981). Mr. Millett was named Steelmaker of the Year in 2014 by the Association of Iron and Steel Technology. Mr. Millett brings to the Board both a wealth of training and experience in steel metallurgy and in casting and coating technology and, by reason of his leadership of the Company's iron initiative projects, a comprehensive knowledge of iron making technology as well as, by reason of his leadership of OmniSource Corporation, a strategic and operational understanding of scrap metal recycling as both a resource for a steel manufacturing business and as an independent business platform.

Keith E. Busse (75), is a co-founder of our Company, is the non-executive Chairman of the Board and has been a director since inception. Prior to his retirement on December 31, 2011, Mr. Busse had been our Chief Executive Officer since inception. Mr. Busse also, from 1993 until May 2007, was our President, at which time he became Chairman and Chief Executive Officer. Prior to 1993, for a period of twenty-one years, Mr. Busse worked for Nucor Corporation in various capacities, including general manager of its Vulcraft subsidiary in St. Joe, Indiana. In 1986, Mr. Busse was appointed by Nucor to be the general manager of and to head the construction and operation of, the world's first flat roll steel mini-mill utilizing thin-slab-casting steel technology at Crawfordsville, Indiana. Mr. Busse holds an undergraduate degree in accounting from International Business College, a degree in business finance from St. Francis College (now the University of St. Francis) and a master's degree in business administration from Indiana University. Mr. Busse was named Steelmaker of the Year in 2005 by the Association

STEEL DYNAMICS, INC.    2018 Proxy Statement    19

of Iron and Steel Technology and was named by Business Week Magazine as one of the Top 10 entrepreneurs in the United States. He previously served as a director of Accuride Corporation until the company was acquired in 2016 and previously served as Chairman of the board of Tower Financial Corporation until the company was acquired in 2014. Mr. Busse's ongoing contributions to the Board, as one of the most innovative and strategic minds in the steel business, and his leadership skills as both visionary and as motivator, are invaluable, even as the Company has matured and is poised for further growth.

Frank D. Byrne, M.D. (65) is President Emeritus and Foundation Board member of SSM Health St. Mary's Hospital Madison, Wisconsin. He also currently serves as advisor to a healthcare information technology start up venture fund, chair of the hospital advisory board of MedPro Group (a Berkshire-Hathaway company), on the Board of Trustees of Edgewood College, and on non-profit boards. He also consults, advises, and teaches on corporate governance, leadership development, and strategy. He served as president of SSM Health St. Mary's Hospital, part of SSM Health Care, a multi-state healthcare delivery system, from 2004-2015. Previously, he served in a variety of executive leadership and governance roles at Parkview Health, a regional healthcare system in northeast Indiana, from 1991-2004, including serving as President of Parkview Hospital from 1995-2002. He practiced pulmonary and critical care medicine in Fort Wayne, Indiana from 1982-1994. Dr. Byrne has also served in numerous governance roles in not-for-profit and privately held organizations for more than 25 years, including hospitals, health systems, health insurance companies, community foundations, multispecialty physician practices, and professional associations. He was a member of the board of Lincare Holdings, a publicly traded company, from 1999 until its sale in 2012. Dr. Byrne holds a Bachelor of Science degree in pre-professional studies from the University of Notre Dame (1974), a doctor of medicine degree from S.U.N.Y. Downstate Medical Center (1977), and a Master of Medical Management degree from Carnegie Mellon University (1999). He attended the Executive Program at the University of Michigan Business School and corporate governance education programs at Harvard Business School, the University of Chicago, the University of Wisconsin, and Stanford University schools of Business and Law. Dr. Byrne is a member of both our Audit Committee and of our Corporate Governance and Nominating Committee. Dr. Byrne brings to the Board extensive executive leadership and governance experience, as well as experience in management of complex organizations, employment-related matters, compensation policies, mergers and acquisitions, safety, and process improvement.

Kenneth W. Cornew (53), since 2013, has been Senior Executive Vice President and Chief Commercial Officer of Exelon Corporation and President and CEO of Exelon Generation. Exelon is a leading competitive energy provider in the U.S. with one of the cleanest and lowest cost power generation fleets. Its utilities serve millions of electric and gas customers. In his current role, Mr. Cornew is responsible for the operations of Exelon's nuclear, fossil, and renewable fleets, as well as the commercial and retail businesses of Constellation, with which Exelon merged in 2012. In 1990 Mr. Cornew joined Exelon where, throughout his career, he was instrumental in establishing and growing the company's competitive energy business. From 2008 through 2012, Mr. Cornew was Exelon's Senior Vice President and CEO of its commercial and retail business. Prior to joining Exelon, Mr. Cornew worked for PJM Interconnection, a regional transmission organization and part of the U.S. Eastern Interconnection Grid serving several states in the Mid-Atlantic and Mid-West regions. Mr. Cornew has been and continues to be a leader in advocacy for the industry; he currently serves on the Board of Directors of the Electric Power Research Institute whose focus is research and development relating to the generation, delivery and use of electricity. Mr. Cornew holds a Bachelor of Science degree in Electrical Engineering from Rutgers University (1987) and an MBA from the Drexel University (1995). Mr. Cornew currently serves on the Industry Advisory Board for Rutgers School of Engineering as well as the Board of Trustees for the Living Classrooms Foundation. Mr. Cornew is a member of both our Corporate Governance and Nominating Committee and of our Compensation Committee. Mr. Cornew brings to the Board a comprehensive understanding and experience in power operations, commodity cycles, strategic growth, mergers and acquisitions, safety, and process improvement.

Traci M. Dolan (60), retired, served for ten years (2004 – 2014) with ExactTarget, Inc., a salesforce.com company, which provides global cross-channel interactive marketing software-as-a-service. From July 2011 until February 2014, she served as Chief Administrative Officer and Corporate Secretary, a position in which she was responsible for human resources, executive compensation, legal and corporate governance, real estate, risk management, and shareholder relations. Prior to this, she served as principal financial officer responsible for all financial and administrative functions, including financial and strategic planning, accounting, tax and treasury functions, among other responsibilities. Prior to joining ExactTarget, Ms. Dolan served as Chief Financial Officer and Vice President

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of Finance and Administration, Secretary and Treasurer of Made2Manage Systems, Inc., which she joined in March 2000. From 1995 to 2000, Ms. Dolan was with Macmillan Publishing, USA where she held various financial and operating positions including Vice President of Finance and Operations, and before that, Controller and Vice President of Finance. She began her career at Coopers & Lybrand, progressing to the role of audit manager. She holds a Bachelor of Science Degree in Business from Indiana University (1981). Ms. Dolan is Chairperson of our Audit Committee and a member of our Corporate Governance and Nominating Committee. Ms. Dolan brings to the Board a comprehensive knowledge of accounting, finance and financial management as well as experience in managing and overseeing regulatory compliances in the areas of executive compensation and risk management involving public companies.

Dr. Jürgen Kolb (75), retired, served for fifteen years (1986 – 2001) as a member of Salzgitter, AG's Management Board, including responsibility as Director of Sales and Executive Vice President and Chairman of Salzgitter's world-wide Trading, Warehousing and Steel Service Center activities. Salzgitter, AG is a large German steelmaker. Dr. Kolb has served in numerous capacities within the German, European and World Steel Federation and regularly consults with both private and publicly traded steel and other industrial companies and private equity firms internationally. Dr. Kolb holds degrees from the Johann Wolfgang Goethe University in Frankfurt, Germany (1967) and from the Ruhr-University in Bochum, Germany (1976). Dr. Kolb is a member of both our Audit Committee and of our Compensation Committee. Dr. Kolb brings to the Board international expertise and experience, not only in steelmaking technologies across all product lines, but also regarding the conditions and operating trends in the global steel markets.

James C. Marcuccilli (67) has served as Chairman and Chief Executive Officer of STAR Financial Bank, a regional bank based in Fort Wayne, Indiana, since 2016. Prior to this, Mr. Marcuccilli served as President and Chief Executive Officer of STAR Financial Bank from 1997-2015. Mr. Marcuccilli serves as a director of STAR Financial Group, Inc., the holding company parent of STAR Financial Bank. Prior to that, Mr. Marcuccilli had responsibility for oversight of nine of STAR's financial institutions throughout Indiana. He has also had management experience in transportation (1965-2002) and Ready-Mix and Aggregates business (1968-2007). Mr. Marcuccilli has served as chairman of the Northeast Indiana Regional Partnership from 2008-2009 and a board member of the Indiana Economic Development Corporation (2004 to 2016). Mr. Marcuccilli holds a bachelor's degree in business finance from the University of Notre Dame (1973). Mr. Marcuccilli is a member of our Compensation Committee, Audit Committee and Corporate Governance and Nominating Committee. Mr. Marcuccilli was appointed the Company's Lead Independent Director in December 2011 and has served in this capacity since then. He brings to the Board his extensive experience in financial analysis and management, in banking and in organizational management and a background as a successful entrepreneur, having assisted in the growth and development of STAR Financial Bank from a single rural bank in the early 1970s to its status today as one of Indiana's premier banking institutions.

Bradley S. Seaman (57) has been employed, since August 1999, by Parallel49 Equity, a private equity firm that makes control investments in lower middle market companies in the United States and Canada. Founded in 1996, Parallel49 Equity, with offices in Lake Forest, Illinois and Vancouver, British Columbia, has acquired nearly sixty companies in specialty manufacturing, business services, and value-added distribution. From 1999 through December 2011, Mr. Seaman was Managing Director and leader of its U.S. operations, and, since January 2012, has served as its Managing Partner, responsible for leading overall firm operations, strategy, funding, and investments. Prior to joining Parallel49 Equity, and from 1990 through July 1999, Mr. Seaman was employed by GE Capital Corporation, a division of the General Electric Company, where he held a number of increasingly senior positions in GE's Transportation & Industrial Funding and Commercial Finance units, ultimately being promoted to head GE Capital's transactions origination teams in Ohio, Michigan and Missouri. In 1994, Mr. Seaman was selected to be part of a new group that was established to focus GE Capital's debt and equity products on the emerging private equity market, and, in that capacity, headed GE's offices in New York and Chicago. During this period, Mr. Seaman also led GE's involvement in the original equity and debt financing for Steel Dynamics in June 1994. Mr. Seaman holds a Bachelor of Science degree in Business Administration from Bowling Green State University (1982) and an MBA from the University of Dallas (1986). Mr. Seaman is Chairperson of our Corporate Governance and Nominating Committee and a member of our Compensation Committee. He serves as Chairman of the board of directors of CPI Card Group, Inc., a public company. He brings to the Board a comprehensive understanding and experience in the debt and equity capital markets, management experience, manufacturing expertise, and both operational and corporate governance experience drawn from his involvement in the management and oversight of Parallel49 Equity platform companies.

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Gabriel L. Shaheen (64), from 2000 to the present, has served as President, Chief Executive Officer and a principal of GLS Capital Ventures, LLC and partner of NxtStar Ventures, LLC, both of them providing private advisory services to both start-up and existing life insurance, annuity insurance, and other financial services organizations, as well as to entities that serve such organizations. From January 1998 through December 1999, Mr. Shaheen served as Chairman, President and Chief Executive Officer of Lincoln National Life Insurance Company, with responsibility for all of Lincoln's life and annuity operations throughout the United States. Prior to that, from November 1996 through January 1998, he served as Managing Director of Lincoln UK, Lincoln National Corporation's British subsidiary, and from May 1994 through November 1996, served as Chairman, President and Chief Executive Officer of Lincoln National's reinsurance business and companies, including life and health, worldwide. Mr. Shaheen is an actuary by profession, having received his bachelor's degree in actuarial math from the University of Michigan (1976) and a master's degree in actuarial science from the University of Michigan (1977). Mr. Shaheen served as Chairman of the board of directors of Horace Mann Educators Corporation, a public company, through May 2018. Mr. Shaheen is Chairperson of our Compensation Committee and a member of our Audit Committee. Mr. Shaheen brings an extensive background of training, skills, and experience in the world of risk assessment and management, as well as management skills and experience in operating and supervising complex institutional relationships and major operating units of large publicly traded companies.

Richard P. Teets, Jr. (62) is a co-founder of our Company and has been a director since inception. Prior to his retirement on March 31, 2016, Mr. Teets had been our Executive Vice President for Steelmaking and President and Chief Operating Officer of Steel Operations since August 2008. In April 2007, Mr. Teets became an Executive Vice President, overseeing the Company's four long-products steelmaking divisions and the steel fabricating business, New Millennium Building Systems. In 1998, Mr. Teets initiated the planning for construction of the Company's structural-steel mill at Columbia City, Indiana. From 1998 to 2007, he managed the construction, start-up, and operation of the structural mill and was responsible for its commercial success and growth. From 1993 to early 1996, Mr. Teets was responsible for the planning and construction of the Company's pioneering flat roll steel mill in Butler, Indiana as well as its subsequent construction of a cold rolled facility, after which he became Vice President and General Manager of Rolling and Finishing at the flat roll mill. Prior to that, after a ten year career at J&L Steel (later LTV Steel), Mr. Teets joined Nucor Corporation in 1987 as an engineering manager at Crawfordsville, Indiana, where he was given broad responsibility for the design and construction of its new thin-slab-casting facility at that location. Thereafter, in 1991, he assumed responsibility for Nucor's Crawfordsville, Indiana cold-rolling and finishing operations. Mr. Teets holds a bachelor's degree in mechanical engineering from Lafayette College (1977) and a master's degree in business administration from Duquesne University (1982). Mr. Teets was named the Steel Advocate of the Year during 2016 by the American Metal Market. Mr. Teets brings to the Board a strong academic and operational background and business experience in the design, construction and operation of steel mill facilities, as well as demonstrated leadership in organizing, budgeting for and directing complex projects, both at the construction and operational levels.

Other Named Executive Officers

Theresa E. Wagler (47) is our Executive Vice President and Chief Financial Officer since May 2007. She joined the Steel Dynamics corporate finance team in 1998, and has held various finance and accounting positions, including Chief Accounting Officer and Vice President and Corporate Controller, and was appointed to her current position in May 2007. She is responsible for and oversees accounting, risk management, taxation, treasury, and information technology functions, as well as, financial planning and analysis, investor relations, and corporate communications. Prior to joining Steel Dynamics, Ms. Wagler served as Assistant Corporate Controller for Fort Wayne National Bank and as a certified public accountant with Ernst & Young LLP. She graduated cum laude from Taylor University with a bachelor's degree in accounting and systems analysis. In addition, Ms. Wagler serves as a director and chair of the audit committee of CF Industries Holdings, Inc., a public company, and also serves as a trustee and chair of the audit committee for Trine University.

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Russell B. Rinn (60) is our Executive Vice President for Metals Recycling, and President and Chief Operating Officer of OmniSource LLC (f/k/a OmniSource Corporation) since July 2011. Mr. Rinn is responsible for OmniSource's ferrous and nonferrous metals recycling operations in the eastern half of the United States, as well as sourcing, marketing, trading, and logistics activities spanning the nation. OmniSource procures metal scrap, processes it, and markets these recycled metals to external customers and supplies ferrous scrap to the Company's steel mills. Prior to joining Steel Dynamics, Mr. Rinn was an Executive Vice President of Commercial Metals Company (CMC), a Texas-based mini-mill steel company. He has more than 30 years of experience in the steel and metals recycling industries. Mr. Rinn is a graduate of the Executive Program of the Stanford University Graduate School of Business and of the Management Development Program at the University of Michigan's Business School. He holds a Bachelor's degree in Finance, Marketing and Business Administration from Texas Lutheran University.

Christopher A. Graham (54) is our Senior Vice President, Manufacturing Group since March 2016. Since 2013, Mr. Graham served as a Vice President of Steel Dynamics and the President of New Millennium Building Systems fabrication operations. Mr. Graham is responsible for the Company's fabrication operations, and the Company's other downstream manufacturing facilities. He will lead the Company's strategic growth in the area of adding businesses that will utilize Steel Dynamics metal products as raw material in the manufacture of other products. Mr. Graham was part of the team that constructed the Company's first steel mill in 1994. He held various leadership positions within the Company's steel group prior to moving into the fabrication operations in 2007. He was responsible for four operating fabrication plants from 2007 to 2010, at which point he also became the team leader responsible for overseeing the restructuring and integration of three acquired fabrication facilities, and in 2014 was made responsible for the integration of the Columbus Flat Roll Division. Mr. Graham earned a bachelor's degree in business management from Western Governors University, an MBA from the University of Saint Francis and recently completed the Harvard Business School Advanced Management Program.

Glenn A. Pushis (52) is our Senior Vice President, Long Products Steel Group since March 2016. Since 2014, Mr. Pushis served as a Vice President overseeing the Company's Butler Flat Roll Division and six flat roll coating facilities located in Indiana and Pennsylvania. Mr. Pushis is responsible for the Company's four long product steel mills, which together have approximately 3.8 million tons of annual steelmaking capacity, producing specialized engineered bars, structural steel, railroad rail, merchant bars and other specialty steels, primarily serving the construction, transportation and industrial sectors. Mr. Pushis was also part of the team that constructed the Company's first steel mill in 1994. He held various leadership positions within the Company's steel group, including the positions of General Manager for the Engineered Bar Products Division from 2003 to 2007 and more recently, the Butler Flat Roll Division from 2007 to 2014. Mr. Pushis earned a bachelor's degree in mechanical engineering from Purdue University and his MBA from Indiana University.

Barry T. Schneider (49) is our Senior Vice President, Flat Roll Steel Group since March 2016. Since 2014, Mr. Schneider served as a Vice President overseeing the Company's Engineered Bar Products and Roanoke Bar steel divisions. Mr. Schneider is responsible for the Company's two flat roll steel mills and eleven flat roll coating lines, which together have approximately 7.2 million tons of annual capacity, producing hot roll, cold roll and coated steel products, including a wide variety of specialty products, such as light gauge hot roll, galvanized and painted products. Mr. Schneider was also part of the team that constructed the Company's first steel mill in 1994, serving in several engineering and operational roles in the melt shop during the Company's first five years of operations. He was the manager of the Butler Flat Roll Division's hot strip mill and later the cold rolling and coating facilities from 2000 to 2007. Mr. Schneider then held the position of General Manager for the Engineered Bar Products Division from 2007 to 2014. Mr. Schneider earned a bachelor's degree in mechanical engineering and a master of science in engineering management from Rose-Hulman Institute of Technology.

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Director Compensation

              The following table presents the total compensation for each person who served as a non-employee member of the Board during 2017. Other than as set forth in the table, and described more fully below, we did not pay any other compensation or make any equity or non-equity awards to any of the non-employee members of the Board. Mr. Millett, who is our Chief Executive Officer, received no compensation for his service as a member of the Board and, consequently, is not included in this table. The compensation received by Mr. Millett, as a current employee of the Company, is presented in the 2017 Summary Compensation Table.

Cash Compensation

              For 2017, the standard cash compensation retainer for the non-employee members of the Board, as well as, any additional cash received for respective committee participation, were as follows:

	Annual Retainers	Committee Chair	Committee Member

Non-employee Director	$90,000
Lead Independent Director	130,000
Non-Executive Chairman of the Board	220,000
Audit Committee		$25,000	$12,000
Compensation Committee		20,000	7,500
Corporate Governance and Nominating Committee		15,000	7,500

              Non-employee members of the Board may elect to defer up to 100% of their annual cash retainer relating to their Board service, in increments of 10%, in the form of additional deferred stock units ("DSU"), as further described below under "Equity Compensation". The actual number of DSUs is determined by dividing the dollar amount of the board service cash retainer amount that is the subject of the election by the closing price of the Company's common stock at the close of business on the last business day preceding the date of the elected cash retainer payment. This deferral election must be made prior to December 31st of the calendar year preceding the year for which the deferral election is made. The director is required to elect, in advance, the desired deferral period, specifically, for a period of either one year, or the earlier to occur of five years or one year following his or her retirement from the Board.

Equity Compensation

              Non-employee members of the Board also receive an annual equity award, in the form of DSUs. In 2017, these director DSU awards each had a grant date fair value of $120,019. The grant is made annually, as of June 1, and the number of DSUs is determined by a formula, set forth in Section 7.6(g) of the Company's 2015 Equity Incentive Plan, under which the equity portion of the annual Board service retainer, which was $120,000 for 2017, is divided by the closing price of the Company's common stock at the close of business on the last business day preceding June 1, to arrive at the specified number of DSUs. Each DSU is a book-entry award expressed in common stock equivalent units and ultimately settled at the end of the deferral period in a like number of shares of the Company's common stock.

              Equity Ownership Policy for Directors

              We maintain an equity ownership policy for the non-employee members of the Board. Under this policy, each non-employee member of the Board is required to own and hold shares of the Company's common stock equal to at least five times his or her annual cash retainer, currently $90,000, for an aggregate of $450,000. We review compliance with this policy annually and require each non-employee member of the Board to meet his or her respective equity ownership requirement within five years of joining the Board. We believe that each of the existing non-employee members of the Board either satisfies, or will satisfy this requirement, on a timely basis.

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2017 Director Compensation Table

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (c) (2)	Total (h)

John C. Bates (1) (3)	$ 45,000	$ —	$ 45,000
Keith E. Busse	220,000	120,019	340,019
Frank D. Byrne, M.D.	107,250	120,019	227,269
Kenneth W. Cornew	107,250	120,019	227,269
Traci M. Dolan	122,500	120,019	242,519
Dr. Jürgen Kolb	109,500	120,019	229,519
James C. Marcuccilli	160,750	120,019	280,769
Bradley S. Seaman	111,000	120,019	231,019
Gabriel L. Shaheen	119,750	120,019	239,769
Richard P. Teets, Jr. (1)	90,000	120,019	210,019

(1)	The following directors elected to receive all or a portion of their annual cash retainer in the form of a DSU award: Mr. Bates received a DSU award for 1,266 shares of the Company's common stock with a grant date fair value of $45,000 in lieu of cash and Mr. Teets received a DSU award for 1,231 shares of the Company's common stock with a grant date fair value of $45,000 in lieu of cash.
(2)

The amounts reported in this column represent the grant date fair value of the DSU awards granted on June 1, 2017 under the Company's 2015 Equity Incentive Plan ("2015 Plan"). These DSU awards were each for 3,531 shares of the Company's common stock on the basis of the Nasdaq closing market price for the Company's common stock on the last business day prior to the grant date. Each 2017 DSU award vested in full on the grant date, June 1, 2017, subject only to the particular deferred settlement date elected in advance by the director for settlement of his or her DSU award into shares of the Company's common stock on a one-for-one basis.

(3)	Mr. Bates retired from the Board effective May 2017. Fees earned were for service prior to his retirement.

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Security Ownership of Directors and Executive Officers

              The following table shows how much of the Company's common stock the directors and the Named Executive Officers, and all directors and executive officers, as a group, beneficially owned as of March 19, 2018. For purposes of the following table, beneficial ownership is determined in accordance with Exchange Act Rule 13d-3.

	Beneficial Ownership as of March 19, 2018
	Current Beneficial Holdings	Shares Subject to Options†	Total	Percent Owned*

Named Executive Officers
Mark D. Millett	3,221,656	83,674	3,305,330	1.4%
Theresa E. Wagler	332,851	24,511	357,362	0.2%
Russell B. Rinn	174,997	20,920	195,917	0.1%
Christopher A. Graham	36,887	6,251	43,138	0.0%
Glenn A. Pushis	65,237	6,251	71,488	0.0%
Barry T. Schneider	61,797	6,251	68,048	0.0%
Directors
Keith E. Busse (1)	1,008,575	—	1,008,575	0.4%
Frank D. Byrne, M.D.	66,537	—	66,537	0.0%
Kenneth W. Cornew	8,540	—	8,540	0.0%
Traci M. Dolan	32,295	—	32,295	0.0%
Dr. Jürgen Kolb	51,760	—	51,760	0.0%
James C. Marcuccilli	67,919	—	67,919	0.0%
Bradley S. Seaman	22,158	—	22,158	0.0%
Gabriel L. Shaheen (2)	52,847	—	52,847	0.0%
Richard P. Teets, Jr. (3)	5,163,756	—	5,163,756	2.2%
Directors and Executive Officers as a Group (15 persons)	10,367,812	147,858	10,515,670	4.4%
†
Represents currently exercisable options and options exercisable within 60 days.

*
Assumes exercise of all stock options currently exercisable or exercisable within 60 days covering 147,858 shares with a corresponding increase in the number of outstanding shares from 236,178,949 on the record date to 236,326,807.

(1)
Mr. Busse's ownership includes 5,000 shares held by a custodian for his minor grandchild.

(2)
Mr. Shaheen's ownership includes 3,000 shares held in his retirement plan.

(3)
Mr. Teets' ownership includes 94,089 shares of the Company's common stock owned by Mr. Teets' spouse and 21,352 shares held in trust for Mr. Teets' children, with respect to which Mr. Teets disclaims beneficial ownership of all these shares.

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Security Ownership of Certain Beneficial Owners

              At December 31, 2017, based upon filings with the SEC, and based upon a total of 237,396,839 shares issued and outstanding at that time, the following persons owned more than 5% of the Company's common stock.

Name and Address	Amount of Beneficial Ownership	Percent of Ownership

BlackRock Inc. (1) 55 East 52nd Street New York, NY 10055	21,740,567	9.2%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	19,868,673	8.4%
Boston Partners (3) One Beacon Street 30th FL Boston, MA 02108	16,960,357	7.2%

(1)	Share amounts are based on a Schedule 13G/A filed with the SEC on January 24, 2018, reporting beneficial ownership as of December 31, 2017, which indicates that BlackRock, Inc. has sole voting power of 20,113,520 of the shares shown and sole dispositive power of 21,740,567 of the shares shown.
(2)

Share amounts are based on a Schedule 13G/A filed with the SEC on February 9, 2018, reporting beneficial ownership as of December 31, 2017, which indicates that The Vanguard Group has sole voting power of 188,165 of the shares shown, shared voting power of 57,069 of the shares shown, sole dispositive power of 19,642,225 of the shares shown and shared dispositive power of 226,448 of the shares shown.

(3)

Share amounts are based on a Schedule 13G filed with the SEC on February 13, 2018, reporting beneficial ownership as of December 31, 2017, which indicates that Boston Partners has sole voting power of 14,442,865 of the shares shown, shared voting power of 25,800 of the shares shown and sole dispositive power of 16,960,357 of the shares shown.

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Proposal No. 2
Ratification of the Appointment of Independent
Registered Public Accounting Firm as Auditors

              In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm, to conduct our annual audit for the year 2018. Although not legally required, but in accordance with established policy, we are submitting this appointment to stockholders for ratification. In the event the appointment is not ratified, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change mid-year. However, any such vote would be considered in connection with our deliberation of the appointment of an independent registered public accounting firm for 2019.

              Ernst & Young conducted our annual audit for 2017, and representatives of Ernst & Young will be present and will be available at the meeting to respond to questions from stockholders, and, if the representatives desire, will have an opportunity to make a statement.

The Board of Directors recommends a vote FOR the approval of the appointment of
Ernst & Young LLP as our independent registered public accounting firm for 2018.

Audit and Non-Audit Fees

              The following table presents fees paid for services rendered by Ernst & Young, as the Company's independent registered public accounting firm, for the years ended December 31, 2016 and 2017.

	2016	2017
Audit Fees	$ 2,165,000	$ 2,250,000
Audit Related Fees	—	—
Tax Fees	128,000	39,000
All Other Fees	—	—

	$ 2,293,000	$ 2,289,000

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

              Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax, and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance of service.

              Prior to engagement, the Audit Committee will pre-approve the following categories of services.

  ▪
  Audit fees include fees for (1) services rendered in connection with the audit of the Company's consolidated financial statements included in its Form 10-K and reviews of financial statements included in the quarterly Forms 10-Q; and (2) the review of internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Such work also includes, but is not limited to, fees for the review of the Company's valuation of business combinations, accounting consultations on matters addressed during the audit including implementation of new accounting standards, services rendered in connection with comfort letters, statutory audits of subsidiaries, and services associated with statutory or regulatory filings or engagements, including SEC registration statements, periodic

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    reports, and other documents filed with the SEC or other documents issued in connection with securities offerings.

  ▪
  Tax fees include fees related to services performed by the independent auditors' tax personnel, except those services specifically related to the financial statements which are included in audit fees, and included tax advisory and compliance fees (including assistance with tax audits and appeals, tax compliance related to tax returns, tax advice relating to mergers and acquisitions, indirect tax matters, due diligence assistance regarding tax matters, and transfer pricing studies).

              Applicable SEC rules and the Audit Committee's pre-approval policy permits the delegation of pre-approval authority for services not covered by the Audit Committee's general pre-approval to the Chair of the Audit Committee.

Report of the Audit Committee

              The Audit Committee operates under a written Charter that is available on our Company's website at www.steeldynamics.com under "Investors — Corporate Governance." The Audit Committee is comprised of five non-employee independent directors, each of whom met the definition of "audit committee financial expert."

              The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements, and is directly responsible for the appointment and oversight of our independent auditors, including review of their qualifications, independence and performance. In carrying out its oversight responsibilities, the Committee relies on the expertise and knowledge of management, the internal auditors and the independent registered public accounting firm, legal counsel, and other advisors. While the Audit Committee's specific responsibilities are also summarized in this Proxy Statement under "Governance of the Company — The Audit Committee," the Audit Committee, among its other responsibilities, oversees:

  ▪
  The integrity of our financial statements, our accounting and financial reporting processes, and our systems of internal control over financial reporting and safeguarding of our assets;

  ▪
  Our compliance with legal and regulatory requirements;

  ▪
  The performance of our internal auditors and internal audit functions; and

  ▪
  Our guidelines and policies with respect to risk assessment and risk management.

Roles and Responsibilities

              Management, our independent registered public accounting firm, and the Audit Committee each have different roles and responsibilities with respect to our financial statements and internal control over financial reporting. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control.

              Our independent registered public accounting firm, Ernst & Young is responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with generally accepted accounting principles in the United States. In addition, Ernst & Young is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

Oversight and Assessment of the Independent Auditors

              The Audit Committee selects and appoints our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews and approves the

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independent auditors' fees. The Audit Committee approved the selection and engaged the services of Ernst & Young as our independent auditing firm for the Company's fiscal year ended December 31, 2017, after employing its annual quality and review process described below.

              In 2017, the Audit Committee, with assistance from management, conducted a formal performance appraisal of Ernst & Young, soliciting the opinions of the Audit Committee, internal audit, executive management and other relevant Company employees. In determining whether to appoint Ernst & Young as Steel Dynamics' independent auditor for 2018, the Audit Committee took into consideration a number of factors, including the frankness and quality of the Audit Committee's ongoing discussions with our auditor, the auditor's independence, and the assessment of the professional qualifications and past performance of both Ernst & Young as a whole and the Lead Audit Partner. The results assessed Ernst & Young's performance to have met all expectations. In that regard, the Audit Committee recommends engaging Ernst & Young as our independent auditing firm for the Company's fiscal year ending December 31, 2018.

Required Disclosures and Discussions

              In connection with the December 31, 2017 audited consolidated financial statements, the Audit Committee:

  ▪
  Met with Ernst & Young eight times with management present and four times without management present.

  ▪
  Discussed with the Company's independent auditors, Ernst & Young, the matters required to be discussed in Auditing Standard No. 16 (Communication with Audit Committees), issued by the Public Company Accounting Oversight Board (United States) ("PCAOB"), now codified as AS No. 1301, as well as Auditing Standard No. 18 (Related Parties).

  ▪
  Received and reviewed the written disclosures and the letter from Ernst & Young required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with the auditors their independence.

  ▪
  Reviewed and discussed with management and with Ernst & Young management's report on Steel Dynamics' internal control over financial reporting and Ernst & Young's attestation report on the effectiveness of Steel Dynamics' internal control over financial reporting.

  ▪
  Discussed whether the provision of services by Ernst & Young and the fees paid to them for services not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young's independence.

Recommendation to Include the Financial Statements in the Annual Report

              Based upon the Audit Committee's discussions with management and our independent registered public accounting firm, and the Audit Committee's review of the audited financial statements and the representations of management and the report of our independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Audit Committee:

Traci M. Dolan, Chair
Frank D. Byrne, M.D., Member
Dr. Jürgen Kolb, Member
James C. Marcuccilli, Member
Gabriel L. Shaheen, Member

March 27, 2018

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Proposal No. 3
Approval of an Amendment to the Company's Amended and Restated Articles of Incorporation
to Provide by a Majority Vote that Stockholders May Amend the Company's Bylaws

Background

              As currently required by Indiana law and under Article VII of Steel Dynamics' Amended and Restated Articles of Incorporation (the "Company's Articles"), Steel Dynamics, Inc.'s Amended and Restated Bylaws (the "Bylaws") can currently only be amended by action of the Company's Board of Directors.

              However, on September 25, 2017, the Company's Board of Directors acted to initiate the first of two required steps to change this limitation, in order to give stockholders the concurrent right to propose amendments to the Company's Bylaws. On that date, the Board of Directors approved an amendment to Article XI of the Company's Bylaws to specifically allow stockholders the right to propose amendments to and, with a majority vote, to amend the Bylaws, and also acted to recommend that the Board amend Article VII of the Company's Articles to remove the "Board only" limitation. This is because, under Indiana law, an amendment of a company's articles of incorporation must first be approved by the Board and recommended to stockholders for adoption at a meeting of stockholders (which has now been done) and stockholders must then approve the amendment. That is the purpose of this Proposal No. 3). Therefore, the Board is recommending that stockholders vote FOR Proposal No. 3 to allow stockholders the right to amend the Company's Bylaws.

The Board's September 25, 2017 Amendment to the Company's Bylaws

              On September 25, 2017, the Board approved the following amendment and replacement of Article XI of the Company's existing Bylaws, recognizing, however, that it would only become effective upon approval and adoption of the related amendment of Article VII of the Company's Articles.

              As amended, Article XI of the Bylaws now reads as follows:

"ARTICLE XI

                  Except only as may be otherwise expressly provided in the Articles of Incorporation or by the Indiana Business Corporation Law, these Bylaws may be made, altered, amended or repealed by either: (a) the Board of Directors, by the affirmative vote of a majority of the entire number of directors, or (b) the stockholders, by the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of the outstanding shares entitled to vote thereon, at a meeting of the stockholders called, in whole or in part, for that purpose."

              Subject only to stockholder approval of this Proposal No. 3, the Company's amended Bylaws now provide that either the Board (acting by a majority vote of the entire number of directors) or the stockholders (acting by a majority vote of the holders of outstanding shares entitled to vote on the matter) may make, alter, amend or repeal the Company's Bylaws.

The Purpose and Effect of Approval of Proposal No. 3

              Because Indiana corporation law vests sole authority in a company's board of directors to amend bylaws, unless the articles of incorporation otherwise provide, and because stockholder approval is required in order to amend a company's articles of incorporation to "so provide", the Board recommends that the following Proposal No. 3 be approved and adopted by the Company's stockholders — specifically, that Article VII of the Company's

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Articles of Incorporation be amended and replaced by the following revised Article VII, including Section 2 thereof, giving stockholders the right to propose amendments to and to amend, alter, change or repeal the Bylaws:

"ARTICLE VII

AMENDMENT OF ARTICLES OR BYLAWS

                  Section 1.    Amendment of Articles.    The Corporation reserves the right to make, alter, amend or repeal any provisions contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute or by these Amended and Restated Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to that reservation.

                  Section 2.    Amendment of Bylaws.    The Corporation's Bylaws may be made, altered, changed or repealed by action of either: (a) the Board of Directors, acting by the affirmative vote of a majority of the entire number of directors, or (b) the stockholders, acting by the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of the outstanding shares entitled to vote thereon, at a meeting of the stockholders called, in whole or in part, for that purpose."

The Board of Directors recommends a vote FOR the approval of Proposal No. 3 to the Company's Articles to provide by a majority vote that stockholders may amend the Company's Bylaws.

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EXECUTIVE COMPENSATION AND RELATED INFORMATION Compensation Discussion and Analysis

              This Compensation Discussion and Analysis ("CD&A") provides a detailed description of our compensation program for our Named Executive Officers (our "NEOs"). It also provides an overview of our executive compensation philosophy, policies and practices, which are designed to achieve our financial, operational and strategic business objectives. For 2017, our NEO's were:

Name	Position
Mr. Millett	President and Chief Executive Officer
Ms. Wagler	Executive Vice President and Chief Financial Officer
Mr. Rinn	Executive Vice President for Metals Recycling and President and Chief Operating Officer of OmniSource Corporation
Mr. Graham	Senior Vice President, Manufacturing Group
Mr. Pushis	Senior Vice President, Long Products Steel Group
Mr. Schneider	Senior Vice President, Flat Roll Steel Group

Executive Summary

2017 Business Achievements

              We achieved numerous record and near-record financial and operating results during 2017, achieving a one-year total stockholder return of 13%, a two-year total stockholder return of 147% and a three-year total stockholder return of 114%. The domestic steel industry market environment was still challenged during the year with continued excess imported steel. However, improving demand resulted in increased domestic steel consumption. Additionally, the successful strategic diversification of our Columbus Flat Roll Division's value-added product portfolio and customer base realignment significantly benefited our 2017 financial results.

              We recorded numerous achievements during 2017, including the following:

  ▪
  Record steel shipments;

  ▪
  Record fabrication shipments;

  ▪
  Record operating income of $1.1 billion;

  ▪
  Record net income of $813 million;

  ▪
  Strong annual cash flow from operations of $740 million and strong free cash flow (operating cash flow less capital investments) of $575 million;

  ▪
  Record EBITDA of $1.4 billion; and

  ▪
  Even after reinvesting in our facilities, increasing annual 2017 cash dividends by nearly 11% and executing share repurchases of $252 million, we achieved increasing end-of-year liquidity of over $2.2 billion.

              As demonstrated, we believe that our business model and unique operating culture generate strong cash flow through all market cycles — based on the low, highly-variable cost structure of our operations and our highly diversified, value-added product offerings. The strength of our through-cycle cash generation, coupled with a strong credit and capital structure profile provides great opportunity for continued organic and inorganic growth. We are squarely focused on the continuation of sustainable, optimized value creation.

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Results of 2017 Say-on-Pay Vote

              At our 2017 Annual Meeting of Stockholders, we conducted a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a "say-on-pay" vote. Our stockholders approved the compensation with 97% of the votes cast on the proposal voted in favor of our executive compensation program.

              Consistent with the recommendation of the Board and the preference of our stockholders, as expressed at the 2017 Annual Meeting, to hold advisory say-on-pay votes on the compensation of our NEOs on an annual basis, the Board has decided to continue this policy. Accordingly, following this Annual Meeting (to which this Proxy Statement relates), which will include this year's (2018) annual advisory say-on-pay vote, the next advisory say-on-pay vote will take place in 2019 and the next say-on-frequency vote will take place in 2023.

              As the Compensation Committee evaluated our executive compensation policies and practices throughout 2017, it was mindful of the strong support our stockholders expressed for our compensation philosophy and approach to "pay-for-performance" by linking the incentive compensation opportunities of our NEOs to a combination of short-term overall profitability and long-term incentives linked to a number of performance measures compared to our steel sector competitors. As a result, the Compensation Committee has retained the program's emphasis on both short-term annual incentives that reward our NEOs when we meet certain profitability hurdles and long-term performance-based incentive compensation opportunities that promote the creation of sustainable long-term value for our stockholders.

2017 Executive Compensation Actions

              For 2017, the Compensation Committee took the following compensation actions (each described in more detail below):

  ▪
  Increased Mr. Millett's annual base salary by 2.5% to $1,035,000. In addition, the Compensation Committee adjusted the annual base salaries of the Executive Vice Presidents by an average of 4.5% and the Senior Vice Presidents, due to the increased responsibilities in their roles, by an average of 10.2%;

  ▪
  Based on our record profitability in 2017, approved an annual incentive compensation award for Mr. Millett, as determined under the Annual Plan, equal to 350% of his annual base salary, and approved annual incentive compensation awards for our other NEOs ranging from 273% to 350% of their annual base salaries;

  ▪
  Approved performance share awards with a three-year performance period (from 2017 to 2019) under our Long-Term Incentive Program ("LTIP") to Mr. Millett with a target grant date fair value of $1,552,500, and to our other NEOs, with target grant date fair values ranging from $187,500 to $610,000;

  ▪
  Approved performance share awards with one-year and two-year performance periods for each of our Senior Vice Presidents due to their increased responsibilities beginning March 2016, with target grant date fair values ranging from $187,500 to $315,000;

  ▪
  Approved stock appreciation right awards with a ten-year term under our Stock Appreciation Right ("SAR") Program to Mr. Millett with a grant date fair value of $1,107,154, and to our other NEOs with grant date fair values ranging from $166,073 to $332,146; and

  ▪
  As part of our company-wide annual Restricted Stock Unit ("RSU") award program for substantially all employees, including our NEOs, approved an RSU award to Mr. Millett with a grant date fair value of $1,475,118, and RSU awards to our other NEOs with grant date fair values ranging from $50,518 to $386,955.

Compensation Philosophy and Objectives

              Our executive compensation program reflects a continuation of the team-oriented entrepreneurial culture upon which the Company was founded and that has contributed to our success. While the type of executive we

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seek to attract and retain might have the opportunity to work elsewhere at a higher guaranteed base wage, nonetheless, we believe that he or she will want to work for us because of the opportunity to earn a higher multiple of that guaranteed base wage in years in which his or her efforts have contributed to a substantially more profitable year for the Company, its employees and its stockholders. Fundamental to this philosophy is the recognition of the central role that teamwork, collaboration and transparency plays in the achievement of this kind of consistent superior financial and operational performance, under all market conditions, both at the executive and plant levels. This philosophy is, in fact, reflected at every level of the Company, from the employee on the plant floor to the corporate and divisional executive management team.

              This philosophy drives the following compensation design principles:

  ▪
  base salary is fixed, payable in cash, and generally set at or below the median of the competitive market, yet, when combined with the potential from our highly-leveraged annual incentive compensation, aspires to be sufficiently competitive to attract and retain the type of entrepreneurial executives we seek;

  ▪
  annual incentive compensation should be awarded only after Company profits and/or divisional earnings first exceed certain minimum threshold levels established by the Compensation Committee from time to time and designed to initially provide a minimum return to stockholders, with annual incentive compensation awards dependent upon additional earnings beyond such minimums, capped, however, at pre-established multiples of base salary;

  ▪
  long-term incentive compensation should be predominantly performance-based, with the amounts earned measured by how our executives have performed relative to our steel sector competitors over a multi-year period, based on pre-established key financial and operational measures;

  ▪
  total direct compensation across all market conditions should be market competitive when Company performance so merits, but below market norms when that performance lags; and

  ▪
  rewards for exemplary individual effort and performance over time should generally be expressed through annual increases in the level of base salary.

              The following charts illustrate the 2017 target total direct compensation mix of our Chief Executive Officer and the average Executive Vice President ("EVP") and Senior Vice President ("SVP") granted by the Compensation Committee:

CEO Target Compensation % of target performance based = 85%	Average EVP and SVP Target Compensation % of target performance based = 77%

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Pay for Performance

              As previously noted, both our annual incentive compensation award opportunities and our long-term incentive compensation award opportunities have a common and intentional "pay-for-performance" design.

              Each program rewards one or more elements important to the short-term or long-term interests of the Company and its stockholders.

              Annual Incentive Compensation Award Opportunities

              Pursuant to our 2013 Executive Incentive Compensation Plan, which we refer to as our "Annual Plan" (and the proposed continuation of that Plan as the "2018 Executive Incentive Compensation Plan") pursuant to Proposal No. 5 of this Proxy Statement, the annual incentive compensation award opportunities for those officers identified under the Annual Plan as "corporate executive officers," including our Chief Executive Officer and our Chief Financial Officer, are based on Company-wide profitability, in excess of a pre-established minimum percentage return of stockholders equity, while the annual incentive compensation award opportunities of those officers identified under the Annual Plan as "divisional executive officers," with both Company-wide and business unit responsibilities, are based in part on Company-wide profitability and in part on the profitability of the division or business units that they manage, in excess of a pre-established hurdle rate of return on assets deployed to that division or business unit. We have selected these measures as the primary performance measures for determining the annual incentive compensation awards under the Annual Plan because we deem them to be both objective and clearly aligned with driving long-term stockholder value creation. There is a strong relationship between our profits-oriented financial performance under the Annual Plan, as illustrated by our net income (excluding non-cash impairment charges), and our Chief Executive Officer's annual incentive compensation award under that Annual Plan, over the last five years:

CEO Annual Incentive Compensation Plan Awards

              Long-Term Incentive Compensation Award Opportunities

              The long-term incentive compensation award opportunities granted to the designated NEOs under our existing Long-Term Incentive Compensation Plan, which we refer to as the "LTIP," are based on Company-wide operating performance, measured on the basis of four financial and operating measures selected annually by the Compensation Committee (for the 2017 Awards: revenue growth, operating margin, cash flow from operations as a percentage of revenue and after-tax return on equity), compared to the same performance measures of a pre-established group of steel sector competitors, over a long-term (three-year) measurement period, but also subject to a multi-year service-based vesting requirement. We have selected these performance measures for determining the amount of the awards earned because we believe that they are also objective indicators of our ability to execute on our long-term strategic initiatives in a dynamic and volatile global economy and industry. The relationship between the average of the Company's rankings (1 being the highest) against the steel sector

STEEL DYNAMICS, INC.    2018 Proxy Statement    36

competitors on the four financial and operating measures under the LTIP and the percentage of maximum shares earned under the LTIP, is illustrated below:

CEO Long-Term Incentive Compensation Plan Awards

              Based on the Company's record performance both in absolute terms and in comparison to their steel industry peers in 2017, our Chief Executive Officer received maximum payouts under our performance-based annual and long-term incentive plans, resulting in total direct compensation of $8,838,057 (this also includes a one-time RSU grant of $1.4 million). Even then, his compensation is only just above the 50th percentile of the chief executive officers of the companies included in our compensation peer group, based on their prior year 2016 compensation disclosure.

Administration of Executive Compensation Program

Role of the Compensation Committee

              The Compensation Committee has responsibility for the development, implementation, monitoring, and oversight of our executive compensation program, as well as responsibility for ensuring that our compensation plans and programs remain consistent with our compensation philosophy. The Compensation Committee annually evaluates and establishes the compensation of our Chief Executive Officer and, with the input of our Chief Executive Officer, the compensation of our other NEOs; evaluates and establishes the compensation for the non-employee members of the Board; and reviews and approves all cash and equity-based incentive plans and awards under such plans.

              The Compensation Committee meets throughout the year, as necessary, to perform its duties and responsibilities. During 2017, the Compensation Committee held four meetings. From time to time, the Compensation Committee may invite our Chief Executive Officer, our Board Chair or other executive officers to attend and to participate in portions of its meetings, but only Compensation Committee members are present during compensation-related decision-making.

Role of Our Chief Executive Officer

              Our Chief Executive Officer supports the work of the Compensation Committee by providing necessary background information and updates on the operations of the Company and the performance of each of our executive officers.

              Our Chief Executive Officer recommends adjustments to the base salaries, target annual incentive compensation award opportunities, and long-term incentive awards of our NEOs who report directly to him. He also provides the Compensation Committee with an annual performance evaluation of each executive officer.

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              The Compensation Committee receives a recommendation from our Chief Executive Officer as to any proposed adjustment to his own base salary, as well as his self-assessment of his performance for the year under review. The Compensation Committee, however, evaluates the performance of our Chief Executive Officer based on its own assessment of his performance and inputs from other Board Committees, and exercises its judgment as to whether, and to what extent, to adjust his compensation levels and whether to adjust the compensation levels of any of our executive officers.

Role of Compensation Consultant

              The Compensation Committee has authority to engage the services of one or more compensation consultants or other advisors, at the Company's expense, as it deems necessary or appropriate in the discharge of its duties and responsibilities. During 2017, the Compensation Committee engaged the services of Compensia, Inc., a national compensation consulting firm, to provide ongoing executive and director compensation advisory services.

              Compensia reports directly to the Compensation Committee. The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Compensia attend meetings of the Committee, as requested, and communicate with the Committee Chairperson and with management as circumstances warrant. All decisions regarding the compensation of our executive officers, however, are made by the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable Nasdaq Listing Rules, and concluded that Compensia meets all applicable independence criteria, and that there are no conflicts of interest with respect to the work that Compensia performs for the Compensation Committee.

Use of Competitive Data

              To monitor the competitiveness of our executive officers' compensation, the Compensation Committee uses a compensation peer group which reflects the pay of executives in comparable positions at similarly-situated companies. This compensation peer group is composed of a cross-section of direct steel competitors as well as companies in related industrial or basic materials sectors. During 2017, the Compensation Committee revisited and, after review and deliberation, decided to maintain the existing peer group comprised of the metals and industrial companies listed below. The Compensation Committee used the following compensation peer group as a reference in the course of its compensation deliberations in 2017:

Peer Group Companies
AGCO Corporation	Fluor Corporation	Nucor Corporation
AK Steel Holding Corporation	Masco Corporation	Oshkosh Corporation
Commercial Metals Company	Navistar International Corporation	Reliance Steel & Aluminum Co.
Dover Corporation	Newmont Mining Corporation	United States Steel Corporation
Flowserve Corporation

              We do not believe that it is appropriate to make compensation decisions based strictly upon any type of benchmarking to a peer or other representative group of companies. The Compensation Committee believes, however, that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace to attract and retain executive talent. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation components and of our overall executive compensation program. Peer group information is only one of a number of factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

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Summary of the Executive Compensation Program Components

              The following describes each component of our executive compensation program and how compensation amounts were determined for our NEOs for 2017.

Base Salary

              We seek to orient annual compensation significantly toward substantial short-term, "at-risk" incentive compensation, consistent with the Compensation Committee's approved risk-assessment review of the Company's compensation plans. Consistent with this approach, we use base salaries to provide an essential level of compensation we believe to be necessary to recruit and retain the type of entrepreneurial executives we seek to attract, and who are willing to accept such base-level compensation in challenging market conditions, even in situations in which their individual and collective efforts and performance has been outstanding.

              The Compensation Committee, in the course of its annual performance review process, considers each NEO's position, responsibilities and duties, as well as his or her experience, qualifications, unique value, and performance, for purposes of determining whether to adjust his or her base salary. Base salary adjustments are also influenced by the Compensation Committee's analyses of the base salary levels for executives in comparable positions in the competitive marketplace, prepared by its compensation consultant or by the Committee itself.

              In February 2017, the Compensation Committee reviewed the base salaries of our NEOs, taking into consideration the factors described above as well as the recommendations of our Chief Executive Officer and, exercising its judgment and discretion, increased Mr. Millett's annual base salary by 2.5%. In addition, the Compensation Committee adjusted the annual base salaries of the Executive Vice Presidents by an average of 4.5% and the Senior Vice Presidents, due to the increased responsibilities in their roles, by an average of 10.2%.

Annual Incentive Compensation Plan

              Consistent with our compensation philosophy, the majority of the annual compensation opportunity for our NEOs is provided through objectively-determined Company and divisional performance-based incentive compensation awards under the Annual Plan. The Annual Plan has a short-term focus, consistent with our objective of providing annualized incentive compensation linked to Company and/or business unit profits above a pre-established minimum threshold level. If approved by stockholders in connection with Proposal No. 5, the Annual Plan will be succeeded by the 2018 Executive Incentive Compensation Plan.

              In 2017, our broad group of executive officers, including but not limited to our NEOs (a group of 27 individuals) were eligible to participate in the Annual Plan. Each NEO, based on his or her role and responsibilities, was eligible to participate as one of the two broad categories of officers identified in the Annual Plan — "Corporate Executive Officer" or "Divisional Executive Officer." This determines the amount of the maximum award that he or she is eligible to receive, and the determining factors used to calculate that award.

              The following table highlights the total opportunity, as well as each of the cash and equity components of the Annual Plan, expressed for each NEO, as the minimum and maximum bonus opportunities as a percentage of base salary:

NEO	Total	Corporate Bonus Pool Component	Divisional ROA Bonus Pool Component	Cash Component	Restricted Stock Component

Mr. Millett	0% to 350%	0% to 350%	N/A	0% to 250%	0% to 100%
Ms. Wagler	0% to 350%	0% to 350%	N/A	0% to 250%	0% to 100%
Mr. Rinn	0% to 350%	0% to 175%	0% to 175%	0% to 250%	0% to 100%
Mr. Graham	0% to 300%	0% to 120%	0% to 180%	0% to 200%	0% to 100%
Mr. Pushis	0% to 300%	0% to 120%	0% to 180%	0% to 200%	0% to 100%
Mr. Schneider	0% to 300%	0% to 120%	0% to 180%	0% to 200%	0% to 100%

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              Annual incentive compensation awards are determined on February 1 of the year following the year for which the incentive compensation is earned, based upon the Company's audited results of operations. The number of shares of restricted stock issuable to an executive officer, if any is earned, is determined by dividing the dollar amount of the restricted stock component of the award by the closing market price of the Company's common stock on the last business day immediately preceding January 29.

              These restricted stock awards vest as to one-third of the shares of the Company's common stock covered by the award at the time of issuance and as to the remaining two-thirds of the shares covered by the award in equal installments on the first and second anniversaries of the date of issuance.

              Award Measures and Calculations

              Corporate Bonus Pool Component

              In the case of the Corporate Executive Officers and other corporate pool participants, their annual incentive compensation award opportunities are based entirely on their participation in the "Bonus Pool" component of the Annual Plan. The size of the Bonus Pool is determined based on Company-wide "Adjusted Net Income" in excess of a pre-determined threshold return on "Average Stockholders Equity" (expressed as a percentage, which, for 2017, was established at 10%). For purposes of the Annual Plan, "Adjusted Net Income" is defined as consolidated net income, before taxes and extraordinary items, including adjustments for occasional start-up expenses associated with significant capital expenditures or businesses, non-cash asset impairments and charges associated with refinancing activities.

              The Bonus Pool is determined by multiplying our "Adjusted Net Income" for the year in excess of the 10% of Average Stockholders Equity threshold by a percentage amount, set annually by the Compensation Committee (for 2017, this percentage continued to be 5.5%). The exclusion from the Bonus Pool of the amount of the "Average Stockholders Equity" component is intended to preserve within the Company a deemed return on equity before any incentive compensation is paid to our executive officers predicated on Company profits and, consequently, operates as a threshold level of performance that must be exceeded before the Bonus Pool (if any) is determined. For 2017, our "Average Stockholders Equity" was $3.1 billion, which was derived by taking the sum of "Total Steel Dynamics, Inc. Equity" in the Company's balance sheet for the month ended December 31, 2016, and each month in 2017, divided by 13.

              Divisional ROA Bonus Component

              In the case of the Divisional Executive Officers and other operational pool participants, their incentive compensation award opportunities are based on Company-wide performance (as derived from the "Bonus Pool" component of the Annual Plan as described above) and on the profitability performance of the divisional or business unit under their management. This latter portion of their incentive compensation award opportunity as determined through a formula based on the operating performance of their respective divisions or business units, as measured against a return on assets percentage amount (a "Minimum ROA Target").

              For 2017, the Compensation Committee set the Minimum ROA Target, which varied by business unit (between 0% and 6%), below which no divisional or business unit annual incentive compensation award would be paid. The Compensation Committee also set a "Maximum ROA Target," which also varied by business unit (between 20% and 50%), at which level a Divisional Executive Officer would be entitled to receive his or her maximum divisional or business unit annual incentive compensation award. The primary considerations included in determining the Minimum ROA Targets and Maximum ROA Targets were as follows: the amount of capital assets required to operate and maintain the respective division or business unit; the expected financial margin that a specific division or business unit has the opportunity to achieve, in both moderate and exceptional market environments; and the materiality of the contribution that a specific division or business unit may have on the consolidated financial results of the Company.

              For 2017, the division or business unit's performance was measured by calculating that unit's "Divisional Return on Assets," using the formula set forth in the Annual Plan, by dividing the sum of (i) the appropriate

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entity's pre-tax income for the year, (ii) the amount of certain corporate expenses allocated to that entity, and (iii) the amount of incentive compensation award compensation expenses associated with the Annual Plan, by the "Average Divisional ROA Assets" or "Average Divisional Group ROA Assets".

              2017 Annual Incentive Award Earned

              The Compensation Committee determined that the Bonus Pool under the Annual Plan was $36.3 million, which provided $22.9 million more than the $13.4 million (the "Bonus Pool Cap") required for payments equal to 100% of each pool participant's maximum annual incentive award opportunity payable out of the Bonus Pool. The surplus of the calculated Bonus Pool in excess of the Bonus Pool Cap is disregarded for future Bonus Pool Calculation purposes.

              With respect to the portion of pool participant's incentive compensation award opportunities based on Divisional results, the total payments were $8.3 million.

              In combination, $21.8 million in performance-based compensation was awarded to the 27 pool participants, of which Mr. Millett received $3.6 million and the other five NEO's received $7.4 million.

              The following table summarizes the key components of the 2017 annual incentive awards earned by our NEOs:

	Corporate Bonus Pool-						% of Actual Base Salary Paid in Restricted Stock
		Divisional Results-				% of Actual Base Salary Paid in Cash
					% of maximum incentive award opportunity
NEO	Actual % of Base Salary	Actual % of Base Salary	Targeted % of Base Salary	Actual % of Base Salary

Mr. Millett	350%	N/A	175%	350%	100%	250%	100%
Ms. Wagler	350%	N/A	175%	350%	100%	250%	100%
Mr. Rinn	175%	170%	175%	345%	99%	250%	95%
Mr. Graham	120%	153%	150%	273%	91%	200%	73%
Mr. Pushis	120%	173%	150%	293%	98%	200%	93%
Mr. Schneider	120%	173%	150%	293%	98%	200%	93%

              Further information about the annual incentive compensation awards paid to our NEOs for 2017 are set forth in the 2017 Summary Compensation Table following this CD&A.

Long-Term Incentive Compensation Plan

              Consistent with our compensation philosophy, the LTIP, adopted pursuant to the 2015 Equity Incentive Plan, provides long-term incentive compensation opportunities to our NEOs based on our relative financial performance compared against our steel sector competitors. During 2017, each of our NEOs was eligible to participate in the LTIP.

              2017 Award Measures and Calculations

              For purposes of the 2017 LTIP awards (the "2017 Awards"), the Compensation Committee established four performance measures, to be weighted equally (25% each) to be used throughout the performance periods. Additionally, the Compensation Committee selected the steel sector competitors which consisted of AK Steel Holding Corporation, Commercial Metals Company, Nucor Corporation, TimkenSteel Corporation and United States Steel Corporation. These companies were selected because the Compensation Committee determined that they best represent the principal companies within our industry with which we compete for business.

STEEL DYNAMICS, INC.    2018 Proxy Statement    41

              The performance measures selected for the 2017 Awards were as follows:

Performance Measures	Calculation

Revenue Growth	Total revenue in current performance period minus total revenue in previous performance period divided by total revenue in previous performance period
Operating Margin	Total operating income for the performance period divided by total revenue for the performance period
Cash Flow from Operations as a Percentage of Revenue	Total cash flow from operations for the performance period divided by total revenue for the performance period
After-Tax Return on Equity	Total net income for the performance period divided by total quarterly average equity for the performance period

              The amount of a NEO's maximum award is to be determined by the Compensation Committee, based on a multiple of his or her annual base salary as of the first day of the performance period (for example, January 1). This value is then converted into a maximum number of shares of the Company's common stock, using the closing market price at the close of business on the first day of the performance period. Generally, awards will be granted during February of each year.

              In the case of the 2017 Awards, for each performance measure, the award payout with respect to that measure has a range from zero to 100% of the maximum number of shares awarded, subject to further review during the time allotted for determination for each subsequent award, based on the Company's ranking for that measure as compared to the steel sector comparator group:

If the Ranking is	Then the Payout is

1st or 2nd	100%
3rd	60%
4th	40%
5th or 6th	0%

              The performance measures and comparator group were required to be established by the Compensation Committee within the first 90 days of the three-year performance period.

              Any shares of the Company's common stock earned pursuant to the 2017 Awards will vest as to one-third of the shares covered by the award, at the time the amount of the award payout is determined (approximately mid-March of the year following the completion of the performance period) and as to the remaining two-thirds of the shares covered by the award, in equal installments on the first and second anniversaries of the corresponding date in March when the amount of the award payout is determined.

              2017 LTIP Awards Granted

              The 2017 Awards were granted to all NEOs with a three-year performance period (2017 to 2019) and awards to each of the Senior Vice Presidents with one-year and two-year performance periods with targeted multiples of annual base salary, a targeted number of shares of the Company's common stock, targeted award

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values, a maximum number of shares of the Company's common stock that could be earned, and maximum award values that could be earned as summarized in the following table:

NEO	Number of Years in Performance Period	Targeted Multiple of Annual Base Salary	Target Number of Shares	Target Award Value	Maximum Number of Shares	Maximum Award Value
Mr. Millett	3 years	150%	42,875	$1,552,500	85,750	$3,105,000
Ms. Wagler	3 years	100%	16,847	610,000	33,693	1,220,000
Mr. Rinn	3 years	100%	14,637	530,000	29,274	1,060,000
Mr. Graham	1 year	25%	2,590	93,750	5,179	187,500
	2 years	25%	2,590	93,750	5,179	187,500
	3 years	50%	5,179	187,500	10,357	375,000
Mr. Pushis	1 year	50%	5,800	210,000	11,600	420,000
	2 years	25%	2,900	105,000	5,800	210,000
	3 years	50%	5,800	210,000	11,600	420,000
Mr. Schneider	1 year	50%	5,800	210,000	11,600	420,000
	2 years	25%	2,900	105,000	5,800	210,000
	3 years	50%	5,800	210,000	11,600	420,000

              Further information about the 2017 awards is set forth in the 2017 Summary Compensation Table and the 2017 Grants of Plan-Based Awards Table, following this CD&A.

              LTIP Awards Earned

              2015 LTIP Awards

              The following chart illustrates our performance with respect to each of the applicable measures versus the steel sector competitors under the 2015 LTIP award earned for the three-year performance period ended December 31, 2017:

LTIP performance metrics

              The number of shares of the Company's common stock earned with respect to the 2015 Awards that were eligible to be earned for the three-year performance period from 2015 to 2017, was determined in February 2018. As a result of the Company's performance in each of the four areas of performance measured relative to the performance of the six steel sector competitors (AK Steel Holding Corporation, Commercial Metals Company, Nucor Corporation, TimkenSteel Corporation, United States Steel Corporation and Worthington Industries, Inc.), as shown in the table below, the award payout was calculated to be 100% of the maximum potential number of

STEEL DYNAMICS, INC.    2018 Proxy Statement    43

shares granted. This resulted in 124,372 shares of the Company's common stock being earned by Mr. Millett, 55,277 shares earned by Ms. Wagler, 49,247 shares earned by Mr. Rinn, and 7,538 shares earned by Mr. Graham.

Performance Measure	Ranking (out of 7)	Percentile Ranking	Performance Award as a Percentage of Maximum Number of Shares (Maximum of 25% per Performance Measure)
Revenue Growth	1st	100%	25%
Operating Margin	1st	100%	25%
After-Tax Return on Invested Capital	2nd	83%	25%
After-Tax Return on Equity	2nd	83%	25%
			100%

              2017 LTIP Awards

              The number of shares of the Company's common stock earned with respect to the 2017 Awards that were eligible to be earned for the one-year performance period was determined in February 2018. As a result of the Company's performance in each of the four areas of performance measured relative to the performance of the five steel sector competitors (AK Steel Holding Corporation, Commercial Metals Company, Nucor Corporation, TimkenSteel Corporation and United States Steel Corporation), as shown in the table below, the award payout was calculated to be 90% of the maximum potential number of shares granted. This resulted in 4,662 shares of the Company's common stock being earned by Mr. Graham, 10,440 shares earned by Mr. Pushis, and 10,440 shares earned by Mr. Schneider.

Performance Measure	Ranking (out of 6)	Payout Percentage	Performance Award as a Percentage of Maximum Number of Shares (Maximum of 25% per Performance Measure)
Revenue Growth	3rd	60%	15%
Operating Margin	1st	100%	25%
Cash Flow from Operations as a Percentage of Revenue	1st	100%	25%
After-Tax Return on Equity	1st	100%	25%
			90%

              Outstanding LTIP Awards

              The 2016 Award with the three-year performance period (2016 to 2018) remains outstanding, with the number of shares of the Company's common stock, if any, to be earned with respect to the award to be determined in March 2019, after the end of the performance period on December 31, 2018. The 2017 Award with the two-year performance period (2017 to 2018) also remains outstanding, with the number of shares of the Company's common stock, if any, to be earned with respect to the award to be determined in March 2019, after the end of the performance period on December 31, 2018. The 2017 Award with the three-year performance period (2017 to 2019) remains outstanding, with the number of shares of the Company's common stock, if any, to be earned with respect to the award to be determined in March 2020, after the end of the performance period on December 31, 2019.

              Shares earned, if any, with respect to these outstanding awards will vest as to one-third of the earned shares, at the time the award payout is determined, and as to the remaining two-thirds of the earned shares, in equal installments on the first and second anniversaries of the corresponding award determination date, subject to the continued employment of each NEO.

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Other Equity Awards

              SARs

              During 2017, the Compensation Committee granted SAR awards to our NEOs as set forth in the table below, further aligning their long-term incentive opportunity with the long-term interests of our stockholders.

NEO	Number of SARs	Strike Price	Grant Date Fair Value
Mr. Millett	100,000	$37.53	$1,107,154
Ms. Wagler	30,000	$37.53	332,146
Mr. Rinn	25,000	$37.53	276,788
Mr. Graham	15,000	$37.53	166,073
Mr. Pushis	15,000	$37.53	166,073
Mr. Schneider	15,000	$37.53	166,073

              The SARs have a ten year term and a three year graduated vesting schedule, such that, one-third of shares of the Company's common stock subject to the awards will vest (become exercisable) 12 months following the date of grant, and, thereafter, 1/24th of the remaining shares subject to the awards will vest monthly in equal installments, contingent upon each NEO's continued employment with the Company on the applicable vesting date. The exercise price of the SARs was equal to 100% of the fair market value of the shares of the Company's common stock on the grant date. When exercised, the exercise price of the SAR may be paid for by the recipient either in shares of the Company's common stock, in cash or a combination thereof, following which, at settlement, the Company will pay the recipient an amount, in cash, subject to mandatory tax withholdings, equal to the product of the appreciation value of the SAR multiplied by the number of exercised SARs.

              Further information about these awards is set forth in the 2017 Summary Compensation Table and the 2017 Grants of Plan-Based Awards Table, following this CD&A.

              RSUs

              The Company, since its inception, has provided regular equity-based awards, currently in the form of an RSU award for shares of the Company's common stock, at prescribed award levels, to all full-time, non-union, U.S. employees, including our NEOs. These RSU awards are granted on November 21st of each year, using the closing market price of the Company's common stock on the last business day prior to that date. Eligible employees are granted an annual RSU award for shares of the Company's common stock, which are subject to a two-year time-based vesting requirement, which commences on the date of grant. The 2017 RSU Awards granted to our NEOs are set forth in the following table:

NEO	Number of RSUs	Grant Date Fair Value
Mr. Millett	40,183	$1,475,118
Ms. Wagler	10,716	386,955
Mr. Rinn	1,865	69,620
Mr. Pushis	1,399	50,518
Mr. Schneider	1,399	50,518
Mr. Graham	1,399	50,518

              The 2017 RSU grant included a one-time RSU grant of $1.4 million to Mr. Millett and a one-time RSU grant of $330,000 to Ms. Wagler. Further information about these awards is set forth in the 2017 Summary Compensation Table and the 2017 Grants of Plan-Based Awards Table following this CD&A.

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Other Programs and Policies

Welfare and Other Benefits; Perquisites and Other Personal Benefits

              The welfare benefits received by our NEOs are provided on the same general terms as to all of our full-time employees. In 2017, the Company paid the premiums associated with term life insurance for Mr. Millett with a benefit amount equal to $900,000. Perquisites or other personal benefits are not a significant component of our executive compensation program.

Profit-Sharing and Retirement Savings Plan

              We have established a Profit Sharing and Retirement Savings Plan for eligible employees, including our NEOs, which is a "qualified plan" for federal income tax purposes. For 2017, under the plan, we allocated to eligible plan participants $80 million which was based on 8% of our consolidated pre-tax income, excluding noncontrolling interests and other items (the "profit-sharing pool"). The profit-sharing pool is used to fund the plan, as well as a separate cash profit sharing allocation that may be paid to employees in March of the following year. For 2017, the amounts allocated to each of our NEOs, based on the profit-sharing pool and the cash profit sharing allocation was $36,875.

              Additionally, we match employee contributions with a minimum match of 10% and a maximum match of 50% based on a return on asset calculation. For 2017, the amounts for our NEOs based upon the Company's average matching percentage during the year of 27% of his or her individual contributions, ranged from $3,548 to $4,803, including a matching contribution of $3,548 to our Chief Executive Officer, Mr. Millett.

Post-Employment Compensation

              Unrelated to Change in Control

              Even though we do not have written employment agreements with our NEOs, we have operated under an informal policy that presumes an initial two calendar year term of employment, at the applicable base salary rate. Pursuant to this policy, absent an actual termination of employment or the delivery of a notice of non-renewal by the Company on or before October 1 of a given year (at which time he or she would still have 15 months remaining of his or her employment term), that individual's employment term, at his or her then-current annual base salary, would be deemed to have been extended for one additional calendar year.

              Under this policy, employment is "at will" and we may terminate the employment of a NEO or give notice of non-renewal without regard to cause. If termination of employment or a notice of non-renewal occurs or is delivered prior to October 1, that individual's term of employment will extend only to the end of the calendar year following the then current year. If neither termination of employment occurs nor delivery of a notice of non-renewal occurs by October 1, that individual's term of employment will extend to the end of the second calendar year following that October 1. Depending upon when, during the calendar year, a termination of employment or notice of non-renewal occurs, if at all, our NEO may have a guaranteed remaining employment term, at his or her current annual base salary, of not less than 15 months nor more than 27 months.

              Related to Change in Control

              The "double trigger" Change in Control Protection Plan (the "CIC Plan") provides for specified payments and benefits to our NEOs in the event of a change in control of the Company, accompanied by an involuntary termination of employment, without "cause" by the Company, or for "good reason" by the executive officer, within the period of six months prior to or 24 months following the change in control. For purposes of the CIC Plan, the terms "change in control," "cause," and "good reason" are defined in the plan.

              The payments and benefits provided under the CIC Plan are intended to ensure that in the event of a proposed change in control of the Company, our senior executive officers remain focused upon the pending

STEEL DYNAMICS, INC.    2018 Proxy Statement    46

transaction. The Board believes that providing our senior executive officers with transitional compensation protection if their employment ends as a result of a change in control encourages them to act in the best interests of the Company and our stockholders by eliminating personal concerns and uncertainties he or she might otherwise have concerning his or her future employment. The Board further believes that these payments and benefits offer a fair reward for hard work and value creation, assist in retaining our senior executive officers during a time of transition, and provide incentives for them to remain with the Company during periods of uncertainty.

              For a summary of the material terms and conditions of the CIC Plan, as well as an estimate of the potential payments and benefits payable to our NEOs under the CIC Plan, see "Potential Payments Upon Termination or Change in Control" below.

Compensation Recovery Policy

              We have adopted a Compensation Recovery Policy that provides that in the event that the Company is required to restate its financial results, whether based upon fraud or other financial misconduct by an executive officer, or any other material misstatement, and in the further event that any bonus or incentive-based compensation is found to have been based, in whole or in part, upon the misstated financial results, the Company, after taking into account all applicable factors, is required to take such action as it deems appropriate to recoup from and require reimbursement of any bonus or incentive compensation awarded, paid or otherwise payable to the executive officer, to the extent that the amount was affected by the restatement. The recoupment must be initiated within three years following the restatement, and the amount subject to recoupment is limited to the difference between the amount of the bonus or incentive-based compensation actually awarded, paid or payable to the executive officer and the amount that would have been awarded, paid or payable to the executive officer had the financial results been appropriately reported.

              This policy (a) applies to any executive officer, including any NEO, covered by and eligible to receive bonus or incentive-based compensation under any Company plan or program that awards such compensation based, in whole or in part, on Company-wide, divisional or plant-level earnings results, and (b) will be deemed incorporated into and made a part of the terms and conditions of employment applicable to each covered executive officer.

Equity Ownership Policy for Named Executive Officers

              We maintain an equity ownership policy for our NEOs. Under this policy, they are required to own and hold shares of the Company's common stock with a fair market value as follows:

Named Executive Officer	Requirement
Chief Executive Officer	No less than five times base salary
Chief Financial Officer	No less than three times base salary
Executive Vice President	No less than two and one half times base salary
Senior Vice Presidents	No less than two times base salary

              The Compensation Committee reviews compliance with the policy annually and requires that the specific ownership levels be met within five years of becoming a NEO. Each of our NEOs has met his or her specific ownership level.

Hedging and Pledging of Company Securities

              Directors and NEOs may neither engage in any short-term trading in or short-selling of shares of the Company's common stock, nor may they purchase, sell or otherwise trade in any publicly traded or other options with respect to the Company's common stock. In addition, they are prohibited from engaging in any hedging transactions or similar monetizing activities involving shares of the Company's common stock. Our Policy also prohibits the acquisition or maintenance of the Company's shares in a brokerage margin account. Subject to a limited exception, however, set forth in the Policy, including pre-approval by the Audit Committee under strict guidelines, our Policy also prohibits the use of Company shares as collateral to secure a loan.

STEEL DYNAMICS, INC.    2018 Proxy Statement    47

Tax and Accounting Considerations

Deductibility of Executive Compensation

              Section 162(m) of the Internal Revenue Code has limited our federal income tax deduction to $1.0 million per year for compensation paid to our chief executive officer and certain of our other NEOs, subject to an exemption for performance-based compensation that meets certain requirements. The Tax Cuts and Jobs Act of 2017 (the "Tax Act") signed into law on December 22, 2017, eliminated that exemption for tax years beginning after December 31, 2017. However, the Tax Act also provided for a transition rule with respect to compensation provided pursuant to a written binding contract that was in effect on November 2, 2017, and not materially modified after that date.

              Accordingly, commencing with 2018, the Company's federal income tax deduction for compensation paid to our chief executive officer, chief financial officer and our additional executive officers whose compensation is required to be disclosed to our stockholders under the Securities Exchange Act of 1934 (the "covered employees") will be generally limited to $1.0 million per taxable year for each such officer. We will seek to preserve the deductibility of performance-based compensation by meeting the requirements the Tax Act, to the extent practicable and in the best interests of the Company and its stockholders. Although there is an increased cost to the Company, we strongly believe, however, that performance-based compensation best aligns our executives with long-term stockholder interests, a philosophy that has guided the Company's compensation system from the very inception — namely, that employees will deliver maximum effort and achieve results when motivated by a compensation system that establishes goals and rewards outstanding performance in connection with those goals, as measured by objective criteria. The Compensation Committee reserves the discretion to pay compensation that is not deductible if it determines that doing so is in the best interests of the Company and its stockholders.

Accounting for Stock-Based Compensation

              We follow the Financial Accounting Standards Board's Accounting Standards Codification Topic 718 ("ASC 718") for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date fair value of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for his or her award.

Report of the Compensation Committee

              The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.

The Compensation Committee:

Gabriel L. Shaheen, Chair
Kenneth W. Cornew, Member
Dr. Jürgen Kolb, Member
James C. Marcuccilli, Member
Bradley S. Seaman, Member

March 27, 2018

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COMPENSATION
TABLES

STEEL DYNAMICS, INC.    2018 Proxy Statement    49

2017 Summary Compensation Table

              The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position (a)	Year (b)	Salary (c)	Stock Awards(1) (e)	Option Awards(2) (f)	Non-Equity Incentive Plan Compensation(3) (g)	All Other Compensation(4) (i)	Totals(5) (j)

Mark D. Millett	2017	$1,035,000	$4,062,647	$1,107,154	$2,587,500	$45,756	$8,838,057
President and Chief Executive	2016	1,010,000	2,609,140	383,040	2,525,000	36,002	6,563,182
Officer	2015	990,000	1,319,140	—	—	13,479	2,322,619

Theresa E. Wagler	2017	610,000	1,606,995	332,146	1,525,000	41,244	4,115,385
Executive Vice President	2016	580,000	1,227,305	109,440	1,450,000	31,769	3,398,514
and Chief Financial Officer	2015	550,000	615,319	—	—	9,355	1,174,674

Russell B. Rinn	2017	530,000	1,101,835	276,788	1,325,000	42,608	3,276,231
Executive Vice President	2016	510,000	767,169	95,760	1,275,000	32,394	2,680,323
for Metals Recycling, and President and Chief Operating Officer of OmniSource Corporation	2015	490,000	555,319	—	257,250	9,785	1,312,354

Christopher A. Graham	2017	375,000	699,280	166,073	750,000	41,442	2,031,795
Senior Vice President	2016	322,500	436,770	—	645,000	31,711	1,435,981
Manufacturing Group	2015	300,000	123,981	—	412,500	22,124	858,605

Glenn A. Pushis	2017	420,000	965,332	166,073	840,000	42,922	2,434,327
Senior Vice President	2016	393,750	403,487	—	787,500	32,388	1,617,125
Long Products Steel Group

Barry T. Schneider	2017	420,000	965,332	166,073	840,000	85,727	2,477,132
Senior Vice President	2016	363,750	379,149	—	727,500	31,623	1,502,022
Flat Roll Steel Group

  (1)
  The amounts reported in this column for 2017 include the grant date fair value of the performance share awards grant pursuant to the LTIP, grant date fair value of the restricted stock awards earned under the Annual Plan and the grant date fair value of the RSU awards granted under the 2015 Plan, including a 2017 one-time RSU grant of $1.4 million to Mr. Millett and a one-time RSU grant of $330,000 to Ms. Wagler, excluding the effect of estimated forfeitures. The amounts reported for the 2017 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values, and which were $3,105,000 in the case of Mr. Millett, $1,220,000 in the case of Ms. Wagler, $1,060,000 in the case of Mr. Rinn, $187,500 to $375,000 in the case of Mr. Graham, $210,000 to $420,000 in the case of Mr. Pushis and $210,000 to $420,000 in the case of Mr. Schneider. The amounts reported in this column for 2016 include the grant date fair value of the performance share awards grant pursuant to the LTIP, grant date fair value of the restricted stock awards earned under the Annual Plan and the grant date fair value of the RSU awards granted under the 2015 Plan, excluding the effect of estimated forfeitures. The amounts reported for the 2016 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values, and which were $3,030,000 in the case of Mr. Millett, $1,160,000 in the case of Ms. Wagler, $1,020,000 in the case of Mr. Rinn, $165,000 in the case of Mr. Graham, $200,000 in the case of Mr. Pushis and $187,500 in the case of Mr. Schneider. The amounts reported in this column for 2015 include the grant date fair value of the performance share awards granted pursuant to the LTIP and the grant date fair value of the RSU awards, excluding the effect of estimated forfeitures. The amounts reported for the 2015 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values, and which were $2,475,000 in the case of Mr. Millett, $1,100,000 in the case of Ms. Wagler, $980,000 in the case of Mr. Rinn and $150,000 in the case of Mr. Graham. Our methodology and rationale for the incentive compensation paid to our NEOs is described in the Annual Incentive Compensation Plan and Long-Term Incentive Compensation Plan and Other Equity Awards sections of the CD&A. For a discussion of the assumptions, if any, used in determining the grant date fair value of the stock awards reported in this column, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2018.

STEEL DYNAMICS, INC.    2018 Proxy Statement    50

  (2)
  The amounts reported in this column represent the grant date fair values of the SAR awards. For 2017, we estimated the fair value of the SARs awards on the date of grant using the Black-Scholes option valuation model assuming an estimated life of 6.5 years, a risk-free interest rate of 2.2%, a dividend yield of 1.5% and an expected volatility of 32%.

  (3)
  The amounts reported in this column include the amounts paid to our NEOs under the Annual Plan. The amounts were paid for services performed during the indicated fiscal year, but paid in the subsequent fiscal year. Our methodology and rationale for the annual incentive compensation paid to our NEOs is described in the Annual Incentive Compensation Plan section of the CD&A.

  (4)
  The amounts reported in this column for 2017 include tax reimbursements, insurance premiums of $3,978 for Mr. Millett, costs related to relocation of $28,055 to Fort Wayne, Indiana for Mr. Schneider and Company matching and profit sharing contributions to the Company's Profit Sharing and Retirement Savings Plan. The amounts reported in this column also include the cash portion of the profit sharing allocation made pursuant to the Company's Profit Sharing and Retirement Savings Plan paid in March 2018 for services performed during the previous fiscal year.

  (5)
  Column (d), Bonus, and column (h), Change in Pension Value and Nonqualified Deferred Compensation Earnings, have been omitted, as none of our NEOs received any such compensation during any of the covered fiscal years.

STEEL DYNAMICS, INC.    2018 Proxy Statement    51

2017 Grants of Plan-Based Awards Table

              The following table presents, for each of our NEOs, information concerning each plan-based award of cash or equity made during 2017. This information supplements the information about these awards, set forth in the Summary Compensation Table.

			Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards

Name (a)	Award Type	Grant Date (b)	Threshold ($) (c)	Target ($) (1) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (2) (g)	Maximum (#) (h)	All Other Stock Awards: Number of shares of stock or units (i)	All other option awards: number of securities underlying options (#) (j)	Exercise or base price of option awards ($/sh) (k)	Grant Date Fair Value of Stock Awards (l) (3)

Mark D. Millett	Annual Plan		$—	$1,811,250	$3,622,500
	Profit Sharing			7,375
	LTIP	02/17/2017				—	42,875	85,750				$1,552,500
	SARS	02/17/2017								100,000	$37.53	1,107,154
	Annual RSU	11/21/2017							40,183			1,475,118

Theresa E. Wagler	Annual Plan		—	1,067,500	2,135,000
	Profit Sharing			7,375
	LTIP	02/17/2017				—	16,847	33,693				610,000
	SARS	02/17/2017								30,000	$37.53	332,146
	Annual RSU	11/21/2017							10,716			386,955

Russell B. Rinn	Annual Plan		—	927,500	1,855,000
	Profit Sharing			7,375
	LTIP	02/17/2017				—	14,637	29,274				530,000
	SARS	02/17/2017								25,000	$37.53	276,788
	Annual RSU	11/21/2017							1,865			69,620

Christopher A. Graham	Annual Plan		—	562,500	1,125,000
	Profit Sharing			7,375
	LTIP	02/17/2017				—	2,590	5,179				93,750
	LTIP	02/17/2017				—	2,590	5,179				93,750
	LTIP	02/17/2017				—	5,179	10,357				187,500
	SARS	02/17/2017								15,000	$37.53	166,073
	Annual RSU	11/21/2017							1,399			50,518

Glenn A. Pushis	Annual Plan		—	630,000	1,260,000
	Profit Sharing			7,375
	LTIP	02/17/2017				—	5,800	11,600				210,000
	LTIP	02/17/2017				—	2,900	5,800				105,000
	LTIP	02/17/2017				—	5,800	11,600				210,000
	SARS	02/17/2017								15,000	$37.53	166,073
	Annual RSU	11/21/2017							1,399			50,518

Barry T. Schneider	Annual Plan		—	630,000	1,260,000
	Profit Sharing			7,375
	LTIP	02/17/2017				—	5,800	11,600				210,000
	LTIP	02/17/2017				—	2,900	5,800				105,000
	LTIP	02/17/2017				—	5,800	11,600				210,000
	SARS	02/17/2017								15,000	$37.53	166,073
	Annual RSU	11/21/2017							1,399			50,518

  (1)
  The amounts reported in this column reflect the target annual incentive compensation for 2017 pursuant to the Annual Plan which are not awarded or paid until February 2018, as well as the cash portion of the Company's Profit Sharing and Retirement Savings plan. For the Annual Plan, a portion of the actual amount earned during 2017 was paid in cash with the remainder in shares of restricted stock in amounts of $1,035,029 for Mr. Millett, $610,040 for Ms. Wagler, $502,215 for Mr. Rinn, $273,762 for Mr. Graham, $389,804 for Mr. Pushis and $389,804 for Mr. Schneider.

STEEL DYNAMICS, INC.    2018 Proxy Statement    52

  (2)
  The amounts reported in this column reflect the targeted long-term incentive compensation granted pursuant to the LTIP in the form of performance share awards for shares of the Company's common stock. The 2017 Awards were granted to all NEOs with a performance period of three years and to all Senior Vice Presidents with performance periods of one and two years. These shares will vest as follows: one third of the shares covered by the award vested at the time the award payout is determined, and the remaining two thirds vest in equal installments on the first and second anniversaries of the corresponding date when the amount of the award payout is determined. The amounts reported in the Grant Date Fair Value of Stock Awards column in the same row reflect the grant date fair value of the performance share awards based on the target number of shares.

  (3)
  The amounts reported in this column represent the grant date fair value of the performance share awards grant pursuant to the LTIP, the grant date fair value of the SARs granted under the 2015 Plan, and the grant date fair value of the RSU awards granted under the 2015 Plan, excluding the effect of estimated forfeitures.

STEEL DYNAMICS, INC.    2018 Proxy Statement    53

2017 Outstanding Equity Awards at Fiscal Year-End Table

              The following table presents, for each of our NEOs, information regarding outstanding stock options and other equity awards held as of December 31, 2017. The market value of the shares of the Company's common stock reflected in the table is based upon the market price per share on the last trading day of 2017 (which was $43.13).

	Option Awards					Stock Awards

Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Grant Date	Number of shares or units of stock that have not vested (#) (3) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (4) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)

Mark D. Millett	02/17/16	34,227	21,773	$18.57	02/17/26	02/21/13	18,670	$805,237
	02/17/17	—	100,000	37.53	02/17/27	02/20/14	65,833	2,839,377
						02/18/15	82,914	3,576,081
						02/17/16			85,305	$3,679,205
						11/21/16	2,608	112,483
						02/01/17	19,915	858,934
						02/17/17			42,875	1,849,199
						11/21/17	40,183	1,733,093
						02/01/18	15,198	655,490

Theresa E. Wagler	02/17/16	9,784	6,216	18.57	02/17/26	02/21/13	9,736	419,914
	02/17/17	—	30,000	37.53	02/17/27	02/20/14	34,375	1,482,594
						02/18/15	36,851	1,589,384
						02/17/16			32,658	1,408,540
						11/21/16	2,086	89,969
						02/01/17	11,436	493,235
						02/17/17			16,847	726,611
						11/21/17	10,716	462,181
						02/01/18	8,958	386,359

Russell B. Rinn	02/17/16	8,557	5,443	18.57	02/17/26	02/21/13	9,034	389,636
	02/17/17	—	25,000	37.53	02/17/27	02/20/14	31,944	1,377,745
						02/18/15	32,831	1,416,001
						02/17/16			28,717	1,238,564
						02/01/17	3,721	160,487
						02/17/17			14,637	631,294
						02/01/18	7,374	318,041

Christopher A. Graham	02/17/17	—	15,000	37.53	02/17/27	02/19/14	4,340	187,184
						02/18/15	5,025	216,728
						02/17/16			4,646	200,382
						11/21/16	1,565	67,498
						02/01/17	5,990	258,349
						02/17/17	3,108	134,048
						02/17/17			2,590	111,707
						02/17/17			5,179	223,370
						11/21/17	1,399	60,339
						02/01/18	4,020	173,383

Glenn A. Pushis	02/17/17	—	15,000	37.53	02/17/27	02/17/16			5,631	242,865
						11/21/16	1,565	67,498
						02/01/17	4,988	215,132
						02/17/17	6,960	300,185
						02/17/17			2,900	125,077
						02/17/17			5,800	250,154
						11/21/17	1,399	60,339
						02/01/18	5,724	246,876

Barry T. Schneider	02/17/17	—	15,000	37.53	02/17/27	02/17/16			5,279	227,683
						11/21/16	1,565	67,498
						02/01/17	4,632	199,778
						02/17/17	6,960	300,185
						02/17/17			2,900	125,077
						02/17/17			5,800	250,154
						11/21/17	1,399	60,339
						02/01/18	5,724	246,876

(1)
The amounts reported in this column reflect the number of shares of the Company's common stock exercisable under the SAR program.

STEEL DYNAMICS, INC.    2018 Proxy Statement    54

(2)
The amounts reported in this column reflect the number of shares of the Company's common stock unexercisable under the SAR program.

(3)
The amounts reported in this column awarded on February 21, 2013 reflect the number of shares of restricted stock awarded for 2013 pursuant to the LTIP which remain subject to a vesting requirement of two months. The amounts reported in this column awarded on February 20, 2014 reflects the number of shares of restricted stock awarded for 2014 pursuant to the LTIP, of which half of the shares of the Company's common stock remain subject to a vesting requirement of two months and half of the shares of the Company's common stock remain subject to a vesting requirement of one year. The amounts reported in this column awarded on February 18, 2015 reflects the number of shares of restricted stock awarded for 2015 pursuant to the LTIP, of which half of the shares of the Company's common stock remain subject to a vesting requirement of one year and half of the shares of the Company's common stock remain subject to a vesting requirement of two years. The amounts reported in this column awarded on November 21, 2016 reflect the number of RSU awards for 2016 pursuant to the 2015 Plan which remain subject to a one-year vesting requirement. The amounts reported in this column awarded on February 1, 2017 reflect the number of shares of restricted stock awarded for 2016 pursuant to the Annual Plan of which half of the shares of the Company's common stock remain subject to a vesting requirement of one month and half of the shares of the Company's common stock which remain subject to a vesting requirement of one year. The amounts reported in this column awarded on February 17, 2017 reflects the number of shares of restricted stock awarded for 2017 pursuant to the LTIP, of which half of the shares of the Company's common stock remain subject to a vesting requirement of one year and half of the shares of the Company's common stock remain subject to a vesting requirement of two years. The amounts reported in this column awarded on November 21, 2017 reflect the number of RSU awards for 2017 pursuant to the 2015 Plan which remain subject to a two-year vesting requirement. The amounts reported in this column awarded on February 1, 2018 reflect the number of shares of restricted stock awarded for 2017 pursuant to the Annual Plan of which half of the shares of the Company's common stock remain subject to a vesting requirement of one year and half of the shares of the Company's common stock which remain subject to a vesting requirement of two years.

(4)
The amounts reported in this column reflect the target number of shares pursuant to the LTIP for the 2016 and 2017 Awards with initial performance periods of two or three years.

STEEL DYNAMICS, INC.    2018 Proxy Statement    55

2017 Option Exercises and Stock Vested Table

              The following table presents, for each of our NEOs, the number of shares of the Company's common stock and the corresponding value realized during 2017 with respect to restricted stock awards that vested, during the year. No SARs were exercised during 2017.

	Stock Awards

Name (a)	Number of Shares Acquired on Vesting (#) (d) (1)	Value Realized on Vesting (e) (2)

Mark D. Millett	111,171	$4,392,861
Theresa E. Wagler	56,682	2,217,920
Russell B. Rinn	49,237	1,945,410
Christopher A. Graham	11,080	459,275
Glenn A. Pushis	14,543	578,879
Barry T. Schneider	13,773	552,845

(1)
The amounts reported in this column represent the number of shares of the Company's common stock subject to restricted stock awards that vested during 2017.

(2)
The amounts reported in this column represent the number of shares of the Company's common stock subject to restricted stock awards that vested on dates during 2017 multiplied by the closing market price of the Company's common stock on the date prior to each corresponding vesting date.

2017 Pension Benefits

              We did not sponsor any defined benefit pension or other actuarial plan for our NEOs during 2017.

2017 Nonqualified Deferred Compensation

              We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our NEOs during 2017.

Potential Payments Upon Termination or Change in Control

Termination of Employment Unrelated to Change in Control

              We operate under an informal policy that presumes an initial two calendar year term of employment for our NEOs, at that individual's then-current annual base salary. Pursuant to this policy, absent the delivery of a notice of non-renewal, by October 1 of a given year (at which time he or she would have still have 15 months remaining of his or her original employment term), that individual's term of employment, at his or her then-current annual base salary, would be deemed extended for one additional calendar year. A timely notice of non-renewal may be delivered with or without cause.

Termination of Employment Related to a Change in Control

              The CIC Plan provides for specified payments and benefits to our NEOs in the event of a "Change in Control" of the Company, accompanied by an involuntary termination of employment, without "cause" by the

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Company, or for "good reason" by our NEO, within the period of six months prior to or 24 months following the Change in Control. For purposes of the CIC Plan, the key defined terms are as follows:

  ▪
  "Change in Control" means (a) the acquisition of stock ownership of more than 50% of the total voting power, (b) a merger or consolidation in which the Company is not the surviving entity, subject to certain limited conditions, (c) a reverse merger (where the Company is the surviving entity, subject to certain limited conditions), or (d) the sale, transfer or disposition (other than to one or more subsidiaries of the Company) of all or substantially all of the assets of the Company.

  ▪
  "Cause" means (a) gross negligence or willful misconduct; (b) a willful and material violation of a state or federal law, which, if publicly known, would injure the Company's business or reputation; (c) a refusal or willful failure to comply with any specific lawful direction, order, policy, or procedure; (d) conviction (or the entry of a nolo contendere plea) of a felony, or of a misdemeanor that would have a material adverse effect on the Company's goodwill or commercial relationships, or (e) the substantial and continuing willful refusal, post-transaction, to perform duties ordinarily performed by an employee in the same position, pre-transaction.

  ▪
  "Good Reason" means a resignation, associated with a Change in Control, within 30 days following any of the following events: a significant reduction, post-transaction, in the executive officer's pre-transaction duties, authority, responsibilities, or reporting relationships (other than the mere occurrence, as such, of the Change in Control event itself), or the continued assignment, after due notice of objection, to that executive officer of such reduced duties, authority, responsibilities, or reporting relationships.

The payments and benefits that our NEOs are eligible to receive are as follows:

  ▪
  Acceleration in full, so as to become immediately and completely vested, or acceleration of any applicable deferred settlement dates (subject in all cases to applicable holding periods), of any and all outstanding and unvested stock options, RSU awards, performance share awards, or any other equity-based securities or similar incentives.

  ▪
  In the case of our Chief Executive Officer, currently the only "Tier One" executive officer designated by the Compensation Committee, a lump sum cash payment equal to two times his highest base salary in effect as of the termination date, plus two times the greater of his target annual bonus (assumed to be one times base salary) or average actual bonus for the prior two years under the Annual Plan. In the case of our other NEOs, currently designated "Tier Two" executive officers, a lump sum cash payment equal to one and one-half times his or her highest base salary in effect as of the termination date, plus one and one-half times the greater of his or her target annual bonus (assumed to be one times base salary) or average actual bonus for the prior two years under the Annual Plan.

  In the case of both Tier One and Tier Two executive officers, the amount payable is less any amounts to which that individual may otherwise be entitled under any statutory or Company long-term or short-term disability plan, or by reason of any other plans, policies, or practices of the Company that, if and to the extent triggered and implemented, would result in benefit payments, on the occasion of a termination of employment without cause, unrelated to a Change in Control event.

  ▪
  If our NEO elects benefits continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 following termination of employment, payment of the full cost of such benefits (either directly to the executive officer or to the appropriate carrier or administrator at the Company's election) for the lesser of (a) 24 months or (b) until such time as he or she becomes eligible for reasonably comparable health care benefits from a subsequent employer.

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Potential Payments Upon Termination or Change in Control Table

              The following table sets forth the estimated payments and benefits that we would have been required to make if the employment of any of our NEOs were to have been terminated on December 31, 2017 under the various triggering events described above.

Name	Benefit	Termination without Cause or for Good Reason (1)	Death (2)	Termination without Cause or for Good Reason in Connection with Change in Control

Mark D. Millett	Lump sum cash payment	$2,070,000	$—	$7,182,500
	Accelerated vesting of unvested equity awards		16,109,098	16,109,098
	Continuation of health care benefits			26,829

Theresa E. Wagler	Lump sum cash payment	1,220,000	—	3,146,250
	Accelerated vesting of unvested equity awards		7,058,785	7,058,785
	Continuation of health care benefits			8,283

Russell B. Rinn	Lump sum cash payment	1,060,000	—	2,745,000
	Accelerated vesting of unvested equity awards		5,531,768	5,531,768
	Continuation of health care benefits			24,945

Christopher A. Graham	Lump sum cash payment	750,000	—	1,608,750
	Accelerated vesting of unvested equity awards		1,632,988	1,632,988
	Continuation of health care benefits			36,226

Glenn A. Pushis	Lump sum cash payment	840,000	—	1,850,625
	Accelerated vesting of unvested equity awards		1,508,127	1,508,127
	Continuation of health care benefits			26,829

Barry T. Schneider	Lump sum cash payment	840,000	—	1,805,625
	Accelerated vesting of unvested equity awards		1,477,591	1,477,591
	Continuation of health care benefits			36,226

(1)
The amounts reported in this column assume a remaining employment term of 24 months, at our NEO's then-current annual base salary. Depending upon the date of notice of non-renewal or termination, however, the actual remaining employment term could be as short as 15 or as long as 27 months.

(2)
Our NEOs participate in the group term life insurance program with cash benefits expected to be equal to two times his or her base salary in effect as of the termination date. A portion of the aggregate death benefits is currently self-funded by the Company.

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CEO Pay Ratio

              As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, and in accordance with applicable SEC interpretive guidance, we are providing the following information about the ratio of the annual total compensation of our Chief Executive Officer, Mr. Millett to the annual total compensation of our median employee as of December 31, 2017. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

              Our principal executive officer is Mr. Millett, President and Chief Executive Officer. Mr. Millett had annual total compensation of $8,838,057 in 2017, as reflected in the Summary Compensation Table. Our median employee's (excluding the CEO) annual total compensation in 2017 was $93,695. Therefore, we estimate that Mr. Millett's annual total compensation for 2017 was 94 times that of our median employee.

              We have calculated the preceding information using total compensation applied on a consistent basis to all employees as of December 31, 2017. The Company has included all of its United States employees (while excluding 127 employees in our foreign subsidiaries in Mexico), including all full-time and part-time employees of the Company and its consolidated subsidiaries, which amounted to 7,618 employees. The compensation of permanent employees who did not work for the entire year has been annualized. The Company determined its median employee utilizing total annual gross compensation consistently applied to all employees for the Company's last completed fiscal year 2017. We then utilized the same rules which we apply to the calculation of total compensation of the Company's NEOs, as reflected in the Summary Compensation Table to determine the annual total compensation of our median employee.

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Proposal No. 4
Advisory Vote to Approve the Compensation of the Named Executive Officers

              We are asking our stockholders to approve the compensation paid to our NEOs for 2017, as disclosed in this Proxy Statement. This vote, which is sometimes referred to as a "say-on-pay vote," is required by the federal securities laws. The vote is advisory only, and, accordingly is not binding on the Company, the Board or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board will nonetheless carefully consider the outcome of the vote when making future compensation decisions.

              At the 2017 Annual Meeting of Stockholders, the Company's "say-on-pay" proposal with respect to our 2016 executive compensation program was approved with 97% of the votes cast in favor of the compensation of our NEOs. Accordingly, we carried our long-standing compensation philosophy and pay practices materially unchanged into 2017.

              As described in the preceding CD&A, the Company continues to primarily rely upon two performance-based incentive compensation plans, the Annual Plan (the Expiring Plan or, if approved by stockholders, the 2018 Plan) and the LTIP (as part of the 2015 Equity Incentive Plan, previously approved by stockholders) as the centerpieces of our executive compensation program. Together, they provide a majority of the target total direct compensation opportunity for our NEOs and effectively implement our "pay-for-performance" philosophy. In 2016, we also introduced, to a small extent, the grants of SARs under the 2015 Plan, which, because they are linked directly to appreciation in the Company's stock price, are also, by their very nature, performance-based. Combined, these principal pay components provide a straightforward and balanced approach to identifying, assessing and rewarding executive performance.

              We encourage you to read the CD&A which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2017. Our executive compensation program is designed to reward performance in a simple and effective way, encouraging our executive team to operate as a high-performing team, focusing on long term stockholder value creation.

              The entire Steel Dynamics team achieved a strong performance during 2017. We achieved numerous milestones and performed at the top of our industry both operationally and financially. Most importantly, we did it safely. On many measures, 2017 was a record year. Our steel and fabrication operations achieved record annual shipments, increasing 2017 consolidated revenues to a record $9.5 billion. We expanded profit margins within our steel and metals recycling operations and achieved record annual consolidated operating income of $1.1 billion and record net income of $813 million. We generated cash flow from operations of $740 million, and record EBITDA of $1.4 billion during 2017. Our stock price increased 21% year over year.

              The Board believes that our executive compensation program and related compensation-related risk mitigation policies and practices effectively align our NEOs' interests with those of our stockholders in the pursuit of long-term value creation through exemplary performance.

              Accordingly, the Board is requesting your approval, on an advisory basis, of the following resolution:

        "RESOLVED, that the stockholders of Steel Dynamics, Inc. approve, on an advisory basis, the compensation for 2017 paid to the Named Executive Officers, as disclosed in the Proxy Statement for the 2018 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables, and the accompanying narrative set forth in this Proxy Statement."

The Board of Directors recommends a vote FOR the approval
of the compensation of the Named Executive Officers.

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Proposal No. 5
Approval of the Steel Dynamics, Inc.'s 2018 Executive Incentive Compensation Plan

Background

              Since our inception, we have had entirely performance-based annual incentive plans in place, in substantially unchanged form. These previous plans, just as this proposed 2018 Executive Incentive Compensation Plan ("2018 Plan") have been based on both company-wide profitability and respective divisional operating level performance and the 2018 Plan has been approved by our Compensation Committee and Board of Directors for recommendation to our stockholders for approval to replace its predecessor plan, the 2013 Executive Incentive Compensation Plan (the "Expiring Plan").

              The Board's commitment to develop, build-in and apply performance measures under the Company's compensation plans has always been and will continue to be philosophically based on the belief that performance-based compensation is important to long-term stockholder value creation.

The Proposed 2018 Plan

              The 2018 Plan reflects both the entrepreneurial and team-oriented philosophy that has characterized the Company since its founding. The 2018 Plan provides a performance-based incentive compensation opportunity in direct relationship to the Company's profitability in the form of both cash and equity. The 2018 Plan is based on company-wide minimum return-on-equity to shareholders and operating level return-on-asset measures, requiring certain minimum levels of performance before any incentive compensation is earned. If the minimum hurdles are not achieved, no incentive compensation is earned. On the other hand, regardless of how strong the financial performance, the maximum incentive allowed to be paid is set by the 2018 Plan for each participant category (currently there are 27 Plan participants), and no additional compensation above that amount will be paid.

              In practice, under the Expiring Plan, as would be anticipated under the 2018 Plan, this has resulted in both maximum Plan incentive payouts earned during years of strong financial performance (such as 2017) and in no incentives earned during weak steel industry market environments (such as 2015), despite strong management performance in those years from the Company's executive leadership teams. Likewise, we anticipate that the 2018 Plan and its similar "pay for performance" design will result in executive incentive compensation awards that will be objectively determined and will continue to bear a direct relationship to our financial results. In other words, under the 2018 Plan, as under the Expiring Plan, incentive compensation is entirely performance-based, objective and directly linked to a measured outcome.

Why We Are Seeking Stockholder Approval

              We are seeking approval from stockholders to authorize up to 2,000,000 shares under the 2018 Plan for potential issuance as equity awards based on the Company's financial performance. Under prevailing SEC rules and NASDAQ Listing Standards, the adoption, extension or renewal of equity-based compensation plans, whether in whole or in part, or the request to authorize additional shares for use in issuing awards thereunder, require stockholder approval.

Summary of How the 2018 Plan Works

              The following summary description of the proposed Steel Dynamics, Inc. 2018 Executive Incentive Compensation Plan is qualified in its entirety by reference to the full text of the 2018 Plan, which is attached to this Proxy Statement as Annex A.

    Effective Date and Term of the 2018 Plan

              The 2018 Plan, if approved by stockholders, will be deemed effective January 1, 2018 and will terminate, unless earlier terminated by the Board, at the end of the day on February 28, 2028. The Expiring Plan will

STEEL DYNAMICS, INC.    2018 Proxy Statement    61

terminate, subject only to the remaining rights of holders of restricted shares of Company common stock issued under the Expiring Plan that have not yet vested.

              Who is Covered Under the 2018 Plan?

              The 2018 Plan, as did the Expiring Plan, identifies two broad types of covered executive employees who are eligible for incentive compensation under the Plan: (i) "Corporate Level," with primary corporate management level responsibilities and some of whom have both significant corporate level and operating level responsibilities), and (ii) "Operating Level" or divisional executive employees, whose primary responsibilities are operational but also execute certain corporate level functions. Each of these two types of executives in turn consist of several "Categories" of executive employees for Plan purposes, differing in the targeted eligible maximum multiples of base salary, and the respective mix between cash and equity. There are currently 27 participants in the Plan.

              More specifically, the Plan consists of the following two primary Categories:

  (1)
  "Corporate Level Officers," with primary corporate management level responsibilities, such as, at present, the Company's Chief Executive Officer and the Company's Chief Financial Officer, as well as such other persons, if any, whom the Compensation Committee may designate as participants at that level, and "Other Corporate Level Officers, whose primary responsibilities are also company-wide, such as certain designated Vice Presidents, currently, such as the Company's Treasury and Corporate Controller, or such other persons, if any, whom the Compensation Committee may designate as participants at that level; and

  (2)
  "Division Level Officers," with primary multi-unit or multi-divisional operational level management responsibilities, such as, the Executive Vice President and Senior Vice Presidents of a Divisional Group, currently the Company's Executive Vice President for Metals Recycling, Senior Vice President of our Manufacturing Group, Senior Vice President of our Long Products Steel Group and Senior Vice President of our Flat Roll Steel Group, as well as such other persons, if any, whom the Compensation Committee may designate as participants at that level, and "Other Division Level Officers," with both company-wide and also direct large single unit divisional responsibilities, such as the Vice Presidents within the Company's steel and metals recycling operations, as well as such other persons, if any, whom the Compensation Committee may designate as participants at that level.

              The Compensation Committee, as the "Administrator" or "Committee" under the Plan, also has authority to effect certain modifications with respect to the selection of Plan participants and their job category, including, within Plan-prescribed ranges, their bonus multiple of base compensation.

              The Compensation Committee, as the "Administrator" under the Plan, has the flexibility to annually:

  ▪
  Create new Bonus Pool participant classifications;

  ▪
  Move executive officers into or out of Bonus Pool categories;

  ▪
  Adjust the Bonus Pool formula percentages and performance metrics that go into the calculation of both the Corporate Level Bonus Pool and the Operating Level Return on Assets percentage amounts; and

  ▪
  Create additional future categories of Plan participants, and to approve the assignment of participants to those new categories.

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              How will Incentive Compensation Be Determined Under the 2018 Plan?

              Sources of the Incentive Payments

              There are two sources of incentive compensation that will be allocated among the eligible executives under the 2018 Plan, without regard to how the dollars are allocated between cash or in shares of common stock. Both of them are based upon company-wide profitability or divisional return on assets measures, or a combination or both. It is from these two sources that the performance-based dollars are allocated to either one or both of the two types of covered executive employees. This is materially unchanged from the Expiring Plan.

  1.
  The Corporate Bonus Pool, measured by a company-wide return-on-equity hurdle

  The "Bonus Pool" is based on company-wide "Adjusted Net Income," defined as consolidated net income attributable to Steel Dynamics, Inc., before taxes, extraordinary or unusual items, as determined by the Compensation Committee, and bonuses payable to participants under the 2018 Plan, with adjustments for certain start-up expenses associated with new businesses or other significant capital expenditures, and financing or refinancing related charges. An annual Bonus Pool will be calculated by multiplying Adjusted Net Income, minus a deemed rate or measure of return to stockholders, as determined annually by the Compensation Committee (currently 10% of "Average Steel Dynamics, Inc. Stockholders Equity,") by a percentage amount, as also determined annually by the Compensation Committee (currently 5.5%). The Committee has the authority to raise or lower the foregoing percentage within prescribed limits. It is from this resulting Bonus Pool that the formula-driven incentive compensation amounts are calculated and distributed to each participant, in accordance with each "Participant's Bonus Pool Percentage," derived for any participant by a fraction, the numerator of which is equal to the "Participant's Adjusted Base Salary," as defined in the 2018 Plan, and the denominator of which is equal to the sum of all of the Participants' Adjusted Base Salaries.

  If the Bonus Pool is sufficient in aggregate to permit the maximum targeted Bonus Pool allocation then the maximum amount will be allocated, in cash and in stock, as described further below. (See "What is the Maximum that an Executive Can Earn in Incentive Compensation Under the 2018 Plan.") Any Bonus Pool "excess" amounts are disregarded and not distributed.

  If the Bonus Pool amount is insufficient in aggregate amount to permit the maximum targeted Bonus Pool allocation, a lesser pro rata amount will be allocated, first to the extent of maximizing the cash bonus amount and, if there is still a sufficient Bonus Pool amount thereafter, then in shares of common stock.

  2.
  The Operating Level, measured by operational return-on-assets

  Participants who derive a portion of their aggregate incentive bonus opportunity through their operating level responsibilities, do so through an "operating level" bonus, payable outside of the corporate Bonus Pool. Specifically, the "Division Level Officers" and the "Other Division Level Officers" derive a portion of their aggregate incentive compensation opportunity, through application of a return-on-asset measure (the "ROA Bonus").

  Determination of the ROA Bonus, at the Divisional level, involves a multi-step process. Certain corporate allocated expenses, and the amount of incentive bonus compensation derived from this Plan are added back to the respective Division's pretax income for the year. This amount is then divided by that Division's "Average Divisional ROA Assets".

  The "Average Divisional ROA Assets" is determined by first calculating the sum of the dollar amounts of total Divisional assets employed by the particular Division at the end of each month during the year, as well as the last month of the prior year, then adjusting that number by subtracting (a) the book value of assets classified as construction-in-progress, (b) the book value

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    of assets placed in service during the year, and (c) half of the book value of assets placed in service during the prior year, and then dividing the resulting amount by the number of months of the year, plus one.

    The Compensation Committee sets a minimum ROA Bonus target percentage for each Division, which varies by operations (currently ranging from 0% to 6%). If the minimum target is not achieved, no incentive compensation will be earned under this measure for that Division. The Compensation Committee also sets a maximum return on assets target (currently ranging from 20% to 50%), beyond which, if achieved, there is no additional ROA Bonus opportunity for participants in that Division.

              What is the Maximum that an Executive Can Earn in Incentive Compensation Under the 2018 Plan?

              The following table illustrates the total incentive bonus opportunity under the 2018 Plan, for each of the Company's six NEOs (of the total of 27 participants currently covered by the Plan), with respect to the corporate level Bonus Pool and the divisional level ROA Bonus, showing both the cash and equity components of each, expressed for each NEO, as his or her minimum and maximum bonus opportunities as a percentage of base salary. As required under the 2018 Plan, calculated bonus amounts are first required to be paid only in cash, with further potential bonus amounts, if any, payable in shares of the Company's stock. A participant under the 2018 Plan may not elect to take Steel Dynamics shares in lieu of the cash bonus portion of his or her total bonus entitlement.

NEO	Total	Corporate Bonus Pool Component	Divisional ROA Bonus Pool Component	Cash Component	Restricted Stock Component

Mr. Millett	0% to 350%	0% to 350%	N/A	0% to 250%	0% to 100%
Ms. Wagler	0% to 350%	0% to 350%	N/A	0% to 250%	0% to 100%
Mr. Rinn	0% to 350%	0% to 175%	0% to 175%	0% to 250%	0% to 100%
Mr. Graham	0% to 300%	0% to 120%	0% to 180%	0% to 200%	0% to 100%
Mr. Pushis	0% to 300%	0% to 120%	0% to 180%	0% to 200%	0% to 100%
Mr. Schneider	0% to 300%	0% to 120%	0% to 180%	0% to 200%	0% to 100%

              All other Plan participants currently have minimum incentive compensation that can be earned under the 2018 Plan (consistent with the Existing Plan) of zero and maximum incentive compensation, ranging from 175% to 275% of their base salary.

              How Many Shares of the Company's Stock May Be Issued Under the 2018 Plan?

              Under our Expiring Plan, we had authorized a total of 2,500,000 shares of common stock for issuance (if earned) pursuant to the equity portion of incentive compensation. However, during the course of the Expiring Plan's five year life, we only issued 465,770 shares (or 19% of the original share authorization) to Plan participants, leaving 2,034,230 shares unissued, subject only to the possible remaining issuance under the Expiring Plan of a maximum of 117,005 shares in connection with the prior bonus awards not yet fully vested as of March 19, 2018. The unissued shares will be de-authorized and no further shares will be issued under the Expiring Plan.

              With reference to our 2018 Plan, which will have a ten year life, we have authorized a maximum of 2,000,000 shares of the Company's common stock for issuance, if earned, as potential equity compensation under the 2018 Plan. This amounts to only approximately 0.8% of the total number of Company shares issued and outstanding as of the record date of March 19, 2018 (assuming all such shares were to be issued).

              The total number of shares authorized for issuance under the 2018 Plan is also subject to adjustment in the event of any future stock dividends, stock splits, combinations or exchanges of shares, recapitalizations or other changes in our capital structure, as well as any other corporate transactions or events having an effect similar to any of the foregoing. If any such event were to occur, the aggregate number of shares reserved for issuance under the 2018 Plan will be automatically adjusted to equitably reflect the effect of such changes.

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              Under the 2018 Plan, a participant may not elect to take Company stock in lieu of the cash bonus portion of his or her total bonus entitlement, and may only receive shares of the Company's stock if the aggregate bonus payments earned for a particular year exceed the maximum allowable cash bonus.

              Vesting and Forfeiture of Stock; Voting Rights and Dividends

              Shares of stock that become issuable when earned to a Plan participant will vest one-third (1/3) immediately, an additional one-third will vest one year later, and the final one-third will vest on the second anniversary of the initial issuance date. Upon termination of a Participant's employment for any reason other than Retirement, death or disability, all shares of a Participant's stock which have not vested at the time of termination will be forfeited, although the Compensation Committee may exercise its discretion, under appropriate circumstances, and waive the forfeiture.

              Stock that is restricted because it is non-vested is not entitled to any voting rights. With respect to dividends, however, while dividends will not be paid on unvested stock, the Company will accrue an amount equal to the value of any such cash dividends that would have been paid on the underlying unvested and restricted stock, from and after the grant date of the restricted stock and prior to the vesting and issuance thereof, will retain that amount, without interest thereon, and will pay such amounts to the Participant, in cash, less required withholdings, when, if and to the extent that it vests.

              Administration

              The 2018 Plan will be administered by the Compensation Committee of the Board of Directors, which must consist of not less than three members of the Board, each of whom meets all applicable definitions of "independence," as well as being a "non-employee director" for purposes of Exchange Act Rule 16b-3. A majority of the Committee members constitutes a quorum. The Committee has the exclusive power, authority and discretion to exercise its authority as contemplated under the Plan, and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it from time to time deems advisable, as well as to interpret the terms of the Plan, which interpretation is final and binding.

              Amendment and Termination

              The Board of Directors may at any time amend the 2018 Plan, in whole or in part; provided that any amendment, other than those specifically or by implication reserved to the Compensation Committee, to the extent requiring stockholder approval in order to comply with applicable law or with the rules or listing standards of any national securities exchange or market upon which the Company's stock is traded or quoted, will not be effective unless and until so approved.

              What are the Federal Income Tax Consequences Under the 2018 Plan?

              Under current federal income tax laws, participants will realize ordinary income equal to the amount received in the year of receipt, whether in cash or in shares of unrestricted common stock. As a result of the amendment of Section 162(m) of the Internal Revenue Code, for tax years commencing January 1, 2018, the Company will be able to claim a federal income tax deduction for the amounts received by the Chief Executive Officer, Chief Financial Officer and any other executive officer whose compensation is required to be disclosed in the Company's SEC filings under the Exchange Act pursuant to the 2018 Plan only to the extent that such amount, when combined with the other compensation income received by such executive in any taxable year does not exceed $1 million.

              If the value of an award is delivered in shares of the Company's restricted (unvested) common stock, participants will realize ordinary income equal to the fair market value of the restricted stock, either at the time of receipt of such shares. However, if the participant so wishes and has made a timely election, pursuant to the provisions of Section 83(b) of the Internal Revenue Code to defer the taxable event with respect to unvested shares to a later vesting date, then at the time the previously unvested shares become vested and non-forfeitable, the participant will realize income tax liability, as applicable, on the fair market value of the newly vested shares.

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The Company's entitlement to a federal income tax deduction, however, would be limited to the same extent described in the foregoing paragraph.

              The affirmative vote of the holders of a majority of our shares of common stock represented at the meeting and entitled to vote on this matter will be necessary for approval of the Steel Dynamics, Inc. 2018 Executive Incentive Compensation Plan.

The Board of Directors recommends a vote FOR approval of the
Steel Dynamics, Inc. 2018 Executive Incentive Compensation Plan.

Equity Compensation Plan Information

              Our stockholders approved the Steel Dynamics, Inc. 2015 Equity Incentive Plan at our annual meeting of stockholders held May 21, 2015 (2015 Plan). Our stockholders approved the Steel Dynamics, Inc. 2013 Equity Incentive Compensation Plan (2013 Plan or the Expiring Plan) at our annual meeting of stockholders held May 16, 2013. The following table summarizes information about our equity compensation plans at December 31, 2017:

Plan category	(a) Number of securities upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
2015 Plan, and Predecessor 2006 Plan	2,351,600	$31.57	5,335,377
2013 Plan	195,322	—	2,034,230
Equity compensation plans not approved by security holders	—	—	—
(1)
The weighted average exercise prices do not take into account the total outstanding full value awards of 2,260,942 shares which include 1,413,145 RSU's, 216,568 DSU's, 195,322 2013 Plan awards and 435,907 LTIP's issuable upon expiration of the vesting or deferral periods, which have no exercise price. The total outstanding SARs of 286,000 have a weighted average exercise price of $31.57 and a weighted average remaining term of 8.8 years.

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Other Matters

              We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. If another matter does properly come before the Annual Meeting or any adjournments thereof, then, depending upon the nature of the issue and if within the scope of their authority, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

MARK D. MILLETT President and Chief Executive Officer

Fort Wayne, Indiana
March 27, 2018

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Annex A

STEEL DYNAMICS, INC.
2018 EXECUTIVE INCENTIVE COMPENSATION PLAN

              1.    Purpose.    The purpose of the Steel Dynamics, Inc. 2018 Executive Incentive Compensation Plan (the "Plan") is to provide annual performance-based incentive compensation to executives, based on the financial performance criteria described in this Plan.

              This Plan supersedes and replaces the Steel Dynamics, Inc. 2013 Executive Incentive Compensation Plan (the "Expiring Plan"), adopted, with stockholder approval, in May 2013, except that all stock bonus awards previously made under the Expiring Plan and not yet fully vested shall continue to be governed by the terms of the Expiring Plan.

              Under the Expiring Plan, 2,500,000 shares of the Company's common stock were originally authorized for issuance. However, from inception of the Expiring Plan in 2013 to the present, a total of only 465,770 shares were awarded. Accordingly, the 2,034,230 unissued shares remaining under the Expiring Plan are being de-authorized and will not be issued. Pursuant to the 2018 Plan, we are requesting the authority to issue up to 2,000,000 shares of the Company's common stock.

              2.    Effective Date and Term of Plan.    The Effective Date of the Plan is January 1, 2018, subject to stockholder approval. The Plan shall terminate on February 28, 2028, unless extended, with stockholder approval, or unless earlier terminated by the Board.

              3.    Shares of Stock Subject to the Plan.

                  3.1.        The total number of shares of the Company's common stock reserved and available for issuance and distribution pursuant to the Plan shall not exceed, in the aggregate, 2,000,000 shares.

                  3.2.        Stock which may be issued under the Plan may be either authorized but unissued shares or shares of issued Stock held in the Company's treasury, or both, at the discretion of the Company. Whenever any Stock is forfeited under the Plan, the shares forfeited shall revert to authorized but unissued shares and may again be reissued hereunder.

                  3.3.        In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division (including, but not limited to, split-up, split-off, spin-off or distribution to stockholders, other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, rights offering, merger, consolidation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the aggregate number of shares reserved for issuance under the Plan, as the Company shall deem necessary or appropriate to reflect equitably the effects of such changes, shall be appropriately adjusted, or new shares issued.

                  3.4.        Limited Reversion of Shares to Share Reserve. Shares with respect to which an award has terminated, expired or failed to vest, in whole or in part, or that have been forfeited pursuant to Plan provisions shall revert to the Company's share reserve for future issuance under the Plan. Shares withheld to cover taxes do not revert to the Plan's share reserve and cannot then be recycled or issued thereafter.

              4.    Definitions.    As used in this Plan, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Adjusted Net Income" means, for any Year, consolidated net income attributable to Steel Dynamics, Inc., before taxes, extraordinary or unusual items, as determined and approved by the Committee, and bonuses to Participants under this Plan, as determined by the Company; provided, however, that, to the extent reasonably determinable, the effect upon Adjusted Net Income of any start-up

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    expenses associated with significant capital expenditures, including those relating to any start-up of a new business or expansion of an existing business, for a period not to exceed twelve (12) months following start-up, unless otherwise approved by the Committee, shall be excluded from and not taken into account in determining such Adjusted Net Income.

                  "Advance" or "in Advance," with respect to any Year for which incentive compensation may be paid hereunder, means within ninety (90) days after the commencement of the Year.

                  "Average Divisional ROA Assets" for a division means the sum of the dollar amounts of total divisional assets employed by that division at the end of each month during the Year and during the last month of the prior year, adjusted by subtracting (a) the book value of assets classified as construction-in-progress, (b) the book value of assets placed in service during the Year, and (c) fifty percent (50%) of the book value of assets placed in service during the prior year, and dividing the resulting amount by the number of months of the Year plus one.

                  "Average Divisional Group ROA Assets" for a Divisional Group means the sum of the Average Divisional ROA Assets, as defined below, for each of the divisions comprising the particular Divisional Group, divided by the number of months of the Year plus one.

                  "Base Salary" means, with respect to a Participant, the regular annual approved salary paid during a Year for services rendered, excluding any cash or stock bonus payments (whether paid under this Plan or otherwise) or severance pay.

                  "Board" means the Board of Directors of the Company.

                  "Bonus Pool" means, for any Year, an amount determined by multiplying Adjusted Net Income, minus an amount, currently equal to ten percent (10%) of "Average Stockholders Equity," or as otherwise determined in Advance by the Committee, by a percentage amount, currently five and one-half percent (5 1/2%), determined in Advance by the Committee. The determinations of the Average Stockholder Equity percentage and the percentage multiplier hereunder shall be made in Advance by the Committee or the Board, without the necessity of further stockholder approval.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Committee" means the Compensation Committee or other committee of the Board, as contemplated by Section 6.

                  "Company" means Steel Dynamics, Inc., an Indiana corporation.

                  "Corporate Level Officer" means those senior management persons whose primary responsibilities are company-wide, such as, without limitation (a) the Company's Chief Executive Officer and the Company's Chief Financial Officer, and (b) such other persons, if any, whom the Committee, or, with respect only to persons who are not also "Named Executive Officers" or "Section 16 Officers" (as defined under rules of the Securities and Exchange Act of 1934, as amended), who may be designated pursuant to delegated authority from the Board or Committee may from time to time designate. Unless changed by the Committee, or, if applicable, pursuant to such delegated authority, with respect to any particular Year, a Participant's designation for Plan purposes, once made, shall continue from year to year.

                  "Other Corporate Level Officer" means those persons whose primary responsibilities are also company-wide, such as, but not limited to (a) certain designated Vice Presidents, and (b) such other persons, if any, whom the Committee, or, with respect only to persons who are not also "Named Executive Officers" or "Section 16 Officers" (as defined under rules of the Securities and Exchange Act of 1934, as amended), who may be designated pursuant to delegated authority from the Board or Committee may from time to time designate. Unless changed by the Committee, or, if applicable,

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    pursuant to such delegated authority, with respect to any particular Year, a Participant's designation for Plan purposes, once made, shall continue from year to year.

                  "Division Level Officer" means those persons who have both company-wide and multi-unit or multi-divisional responsibilities, such as (a) the Executive Vice President and Senior Vice Presidents of a Divisional Group, and (b) such other persons, if any, whom the Committee, or, with respect only to persons who are not also "Named Executive Officers" or "Section 16 Officers" (as defined under rules of the Securities and Exchange Act of 1934, as amended), who may be designated pursuant to delegated authority from the Board or Committee may from time to time designate. Unless changed by the Committee, or, if applicable, pursuant to such delegated authority, with respect to any particular Year, a Participant's designation for Plan purposes, once made, shall continue from year to year.

                  "Other Division Level Officer" means those persons who have both company-wide and also direct large single unit divisional responsibilities, such as (a) the Vice Presidents within our steel and metals recycling operations, and (b) such other persons, if any, whom the Committee, or, with respect only to persons who are not also "Named Executive Officers" or "Section 16 Officers" (as defined under rules of the Securities and Exchange Act of 1934, as amended), who may be designated pursuant to delegated authority from the Board or Committee may from time to time designate. Unless changed by the Committee, or, if applicable, pursuant to such delegated authority, with respect to any particular Year, a Participant's designation for Plan purposes, once made, shall continue from year to year.

                  "Divisional Group" means, without limitation, Steel Operations, Metals Recycling Operations and Steel Fabrication Operations, or any other group the Committee may from time to time and in its discretion designate, modify, realign or create as a Divisional Group for purposes of this Plan.

                  "Divisional Group Return on Assets" for a Divisional Group, such as the Company's Steel Operations, means a percentage established by adding (a) the aggregate pretax income for the Year, as determined for corporate consolidation purposes, of all of the divisions comprising the particular Group, (b) the amount of certain aggregate corporate expenses allocated to the Group and to each of the divisions comprising the particular Group, and (c) the amount of aggregate incentive bonus compensation expenses associated with this Plan, allocated to the Group and to each of the divisions comprising the particular Group, and then dividing that sum by the Average Divisional Group ROA Assets."

                  "Divisional Return on Assets" for a division means a percentage established by adding (a) the division's pretax income for the Year, as determined for corporate consolidation purposes, (b) the amount of certain corporate expenses allocated to that division, and (c) the amount of incentive bonus compensation expenses associated with this Plan, and then dividing that sum by the Average Divisional ROA Assets.

                  "Effective Date" has the meaning assigned to such term in Section 2.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

                  "Fair Market Value" means, as of any date, the value of the Stock determined as follows: if the Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market of the National Association of Securities Dealers, Inc. the Fair Market Value of a share of Stock shall be the closing sales price for such Stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in the Stock) on the last market trading date prior to the date of determination, as reported by Dow Jones, in the Wall Street Journal or by such other source as the Committee deems reliable.

                  "Maximum ROA Target" for a division means a Return on Assets percentage, by division, established from time to time, in the exercise of its discretion, by the Committee or the Board.

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                  "Minimum ROA Target" for a division means a Return on Assets percentage, by division, established from time to time, in the exercise of its discretion, by the Committee or the Board.

                  "Participant" means those individuals designated by the Committee, or, pursuant to delegated authority from the Committee, for purposes of this Plan.

                  "Participant's Adjusted Base Salary" (a) for purposes of the cash portions of the bonuses described in Sections 5.1 and 5.2, means (i) with respect to a Corporate Level Officer, the Participant's Base Salary multiplied by two and one-half (2 1/2) times, (ii) with respect to a Division Level Officer, the Participant's Base Salary multiplied by two (2) to two and one-half (2 1/2) times, (iii) with respect to any Other Corporate Level Officer, the Participant's Base Salary multiplied by one and one-quarter (1 1/4) to one and one-half (1 1/2) times, and (iv) with respect to any Other Division Level Officer, the Participant's Base Salary multiplied by one and one-half (1 1/2) to two and one-quarter (2 1/4) times, all subject to prospective adjustment by the Committee or, if applicable, pursuant to delegated authority from the Committee; and (b) for purposes of the stock portions of the bonuses described in Sections 5.1 and 5.2, means (i) with respect to a Corporate Level Officer, the Participant's Base Salary multiplied by one (1) times, (ii) with respect to a Division Level Officer, the Participant's Base Salary multiplied by one (1) times, (iii) with respect to any Other Corporate Level Officer, the Participant's Base Salary multiplied by one-half (1/2) to three-quarter (3/4) times, and (iv) with respect to any Other Division Level Officer, the Participant's Base Salary multiplied by zero (0) to three-quarter (3/4) times, all subject to prospective adjustment by the Committee, or, pursuant to delegated authority from the Committee.

                  "Participant's Bonus Pool Percentage" means, in any Year with respect to a Participant, a fraction, the numerator of which is equal to the Participant's Adjusted Base Salary and the denominator of which is equal to the sum of all of the Participants' Adjusted Base Salaries.

                  "Plan" means the Steel Dynamics, Inc. 2018 Executive Incentive Compensation Plan, or as it may be further amended from time to time.

                  "Remaining Bonus Pool" means the excess of the Bonus Pool over the sum of the aggregate cash bonus amounts payable pursuant to Sections 5.1.1.1 and 5.1.2.1.

                  "Restricted Stock" means Stock issuable pursuant to the Plan that is not yet vested, as contemplated by Section 8.

                  "Retirement" means voluntary retirement by a Participant who is at least 59 1/2 years old.

                  "Stock" means shares of the $0.0025 par value common stock of the Company.

                  "Vested Shares" has the meaning assigned to such term in Section 8.

                  "Year" means the Company's fiscal year, for which incentive compensation may be paid hereunder.

              5.    Payment of Incentive Compensation.    Subject to the terms, conditions and limitations set forth in this Plan, each Year Participants may be entitled to receive a cash and a stock bonus under Section 5.1. The Committee, or, pursuant to delegated authority from the Committee, the delegee, may also from time to time, and, without stockholder approval, create additional Executive Officer categories and assign, Participants to a classification, within a classification or from one classification to another.

                  5.1.    Incentive Compensation for Participants.    Each Participant may be entitled to receive, each Year, incentive compensation based upon a performance-based consolidated Bonus Pool determined in the manner described in following Sections.

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                  5.1.1.    Corporate Level Officers.

                      5.1.1.1.    Cash Bonus.    Each Participant shall receive a cash bonus in an amount, if any, equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Bonus Pool; provided, however, that the cash bonus shall not exceed two and one-half (2 1/2) times the Base Salary.

                      5.1.1.2.    Stock Bonus.    Each Participant shall also be entitled to receive a stock bonus, if there are unallocated amounts remaining in the Remaining Bonus Pool. Any such amounts shall be distributed in the form of Restricted Stock as follows: that number of shares of Restricted Stock having, on the grant date, a Fair Market Value equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Remaining Bonus Pool; provided, however, that the aggregate Fair Market Value of the Restricted Stock so issued shall not exceed the Base Salary.

                  5.1.2.    Other Corporate Level Officers.

                      5.1.2.1    Cash Bonus.    Each Participant shall receive a cash bonus in an amount, if any, equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Bonus Pool; provided, however, that the cash bonus shall not exceed one and one-quarter (1 1/4) to one and one-half (1 1/2) times the Base Salary.

                      5.1.2.2    Stock Bonus.    Each Participant shall be entitled to receive a stock bonus if there are unallocated amounts remaining in the Remaining Bonus Pool. Any such amounts shall be distributed in the form of Restricted Stock as follows: that number of shares of Restricted Stock having, on the grant date, a Fair Market Value equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Remaining Bonus Pool; provided, however, that the aggregate Fair Market Value of the Restricted Stock so issued shall not exceed one-half (1/2) to three-quarter (3/4) times the Base Salary.

                  5.1.3.    Division Level Officers.

                      5.1.3.1.    Incentive Compensation Based on the Consolidated Bonus Pool.

                        (a)   Cash Bonus.    Each Participant shall receive a cash bonus in an amount, if any, equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Bonus Pool; provided, however, that the cash bonus shall not exceed two (2) to two and one-half (2 1/2) times the Participant's Base Salary, multiplied by forty percent (40%) or fifty percent (50%), or a total of eighty percent (80%) to one hundred twenty-five percent (125%) of the Participant's Base Salary.

                        (b)   Stock Bonus.    Each Participant shall receive a stock bonus, if there are unallocated amounts remaining in the Remaining Bonus Pool. Any such amounts shall be distributed in the form of Restricted Stock as follows: that number of shares of Restricted Stock having, on the grant date, a Fair Market Value equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Remaining Bonus Pool; provided, however, that the aggregate Fair Market Value of the Restricted Stock so issued shall not exceed forty percent (40%) to fifty percent (50%) of the Participant's Base Salary.

                      5.1.3.2.    Incentive Compensation Based on Divisional Group Performance.    In advance of the Year for which incentive compensation may be paid hereunder, the Committee shall make two preliminary determinations shall be made: (a) a threshold return on assets percentage (the "Minimum ROA Target," as defined) for each separate division which comprises the particular Divisional Group, which must in aggregate be achieved by each such Divisional Group before any cash or stock bonus may be paid under this Section 5.1.3.2 in respect of that Divisional Group, and (b) a maximum return on assets percentage (the "Maximum ROA Target," as defined) at

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        which level the Participant will be entitled to receive the Maximum Divisional Group Cash Bonus, as defined in Section 5.1.3.2(a), and the Maximum Divisional Group Stock Bonus, as defined in Section 5.1.3.2(b).

                        (a)   Cash Bonus.    Each Participant shall receive, for a particular Year, a cash bonus, if any, in an amount equal to that percentage of the Maximum Divisional Group Cash Bonus for that Year, established by linear interpolation and derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Targets for that Year for each reporting division or unit and the applicable Maximum ROA Targets for that Year for each reporting division or unit into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the various applicable Minimum ROA Targets and the actual Divisional Group Return on Assets for that Year (rounded down from .4 and up from .5). For purposes of this Section 5.1.3.2(a), the term Maximum Divisional Cash Bonus means an amount, payable in cash, equal to two (2) to two and one-half (2 1/2) times the Participant's Base Salary multiplied by fifty percent (50%) to sixty percent (60%), or a total of one hundred twenty percent (120%) to one hundred twenty-five percent (125%) of the Participant's Base Salary.

                        (b)   Stock Bonus.    Each Participant shall receive, for a particular Year, a stock bonus, if any, in an amount equal to that percentage of the Maximum Divisional Group Stock Bonus for that Year, established by linear interpolation and derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Targets for that Year for each reporting unit or division and the applicable Maximum ROA Target for that Year into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the various applicable Minimum ROA Targets and the actual Divisional Group Return on Assets for that Year (rounded down from .4 and up from .5). For purposes of this Section 5.1.3.2(b), the term "Maximum Divisional Stock Bonus means an amount, payable in shares of Restricted Stock, having, as of the grant date, a Fair Market Value equal to fifty percent (50%) to sixty percent (60%) of the Participant's Base Salary.

                  5.1.4.    Other Division Level Officers.

                      5.1.4.1.    Incentive Compensation Based on the Consolidated Bonus Pool.

                        (a)   Cash Bonus.    Each Participant shall receive a cash bonus in an amount, if any, equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Bonus Pool; provided, however, that the cash bonus shall not exceed one and one-half (1 1/2) to two and one-quarters (2 1/4) times the Participant's Base Salary multiplied by twenty-five percent (25%), or a total of thirty seven and one-half percent (37.5%) to fifty-six and one-quarter percent (56.25%) of the Participant's Base Salary.

                        (b)   Stock Bonus.    Each Participant shall also be entitled to receive a stock bonus if there are unallocated amounts remaining in the Remaining Bonus Pool. Any such amounts shall be distributed in the form of Restricted Stock as follows: that number of shares of Restricted Stock having, as of the grant date, a Fair Market Value equal to the product of (i) the Participant's Bonus Pool Percentage and (ii) the Remaining Bonus Pool; provided, however, that the aggregate Fair Market Value of the Restricted Stock so issued shall not exceed zero percent (0%) to three-quarters (3/4) of the Participant's Base Salary, multiplied by twenty-five percent (25%), or a total of eighteen and three-quarters percent (18.75%) of the Participant's Base Salary.

STEEL DYNAMICS, INC.    2018 Proxy Statement    A-6

                      5.1.4.2.    Incentive Compensation Based on Divisional Performance.

                        (a)   Cash Bonus.    Each Participant shall receive, for a particular Year, a cash bonus, if any, in an amount equal to that percentage of the Maximum Divisional Cash Bonus for that Year, established by linear interpolation and derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Target for that Year and the applicable Maximum ROA Target for that Year into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the applicable Minimum ROA Target and the actual Divisional Return on Assets for that Year (rounded down from .4 and up from .5). For purposes of this Section 5.1.4.2(a), the term Maximum Divisional Cash Bonus means an amount, payable in cash, equal to one and one-half (1 1/2) to two and one-quarter (2 1/4) times the Participant's Base Salary multiplied by seventy-five percent (75%), or a total of one hundred twelve and one-half percent (112.5%) to one hundred sixty eight and three-quarters percent (168.75%) of the Participant's Base Salary.

                        (b)   Stock Bonus.    Each Participant shall receive, for a particular Year, a stock bonus, if any, in an amount equal to that percentage of the Maximum Divisional Stock Bonus for that Year, established by linear interpolation and derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Target for that Year and the applicable Maximum ROA Target for that Year into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the applicable Minimum ROA Target and the actual Return on Assets for that Year (rounded down from .4 and up from .5). For purposes of this Section 5.1.4.2(b), the term Maximum Divisional Stock Bonus means an amount, payable in shares of Restricted Stock, having, as of the grant date, a Fair Market Value equal to zero percent (0%) to seventy-five percent (75%) of the Participant's Base Salary multiplied by seventy-five percent (75%), or a total of fifty-six and one-quarter percent (56.25%) of the Participant's Base Salary.

              6.    Administration.

                  6.1.        The Plan shall be administered by the Committee, unless, in whole or in part and only to the extent permitted under applicable Nasdaq Listing Standards, SEC rules and IRS regulations, the Committee otherwise delegates. The Committee shall in all events and at all times consist of not less than three members of the Board, each of whom shall (a) meet the definition of "independence" prescribed from time to time by applicable SEC rules and as required under the applicable listing standards prescribed by Nasdaq or by such other national securities exchange on which the Company's Stock is listed, and (b) be a "non-employee director," as such term is defined in Rule 16b-3 promulgated under Section 16 of the Exchange Act or any successor provision. In the absence of the appointment or functioning of a Committee, however, Board members who meet all of the foregoing three criteria shall together constitute and function as the Committee.

                  6.2.        The Committee shall administer the Plan so as to comply at all times with Rule 16b-3 of the Exchange Act and any other qualifying laws or rules, including applicable independence rules, that may be applicable from time to time. To the extent that any provision hereof is found not to be in compliance with any such rule or requirement, the Committee shall have the full power and authority to effect such changes or amendments, without the necessity of any further approval by stockholders. Subject to the foregoing, the Board may from time to time increase the size of the Committee, appoint additional members, remove members (with or without cause), substitute new members, and fill vacancies (however caused). A majority of the members of the Committee shall constitute a quorum, and the actions of a majority of the members of the Committee at a meeting at which a quorum is present shall be the actions of the Committee.

STEEL DYNAMICS, INC.    2018 Proxy Statement    A-7

                  6.3.        The Committee shall have the exclusive power, authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable and to interpret the terms and provisions of the Plan. The Committee's interpretation of the Plan shall be final, binding and conclusive on all parties.

                  6.4.        The Committee shall have the authority and discretion in Advance of the Year for which compensation may be earned, accrued or paid hereunder, and without stockholder approval, to: (a) annually determine the applicable percentages for Bonus Pool calculation purposes; (b) annually establish the Minimum ROA Targets and the Maximum ROA Targets; (c) annually determine, with respect to each of the Bonus Pool classification categories for which there is a specified range of multipliers in Sections 5.1.1, 5.1.2, 5.1.3.1 or 5.1.4.1, for purposes of calculating the maximum cash or stock bonus, what the multiplier shall be, together with any necessary conforming or reciprocal adjustments to the related percentage multipliers; and (d) annually determine, with respect to each of the Bonus Pool classification categories for which there is a specified range of multipliers in Sections 5.1.3.2 or 5.1.4.2, for purposes of calculating the maximum cash or stock bonus, what that multiplier shall be, together with any necessary conforming or reciprocal adjustments to the related percentage multipliers. Any annual determination by the Committee, if not specifically changed from the prior determination, shall have the effect of and shall be deemed to constitute a re-affirmation of the prior Year's determination for that item.

                  6.5.        The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee in engaging such counsel, consultant or agent shall be paid by the Company.

                  6.6.        The Committee shall have the right, in its sole discretion, to waive the forfeiture provisions found in Section 8 below.

              7.    Amendment and Termination.    The Board may at any time or from time to time amend this Plan in whole or in part; provided, however, that any amendment, other than those specifically or by implication reserved to the Committee, that must be approved by the Company's stockholders in order to comply with applicable law or with the rules or listing standards of any national securities exchange or market upon which the Company's Stock is traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for stockholder approval shall not be deemed to limit the Company's authority to offer similar or dissimilar benefits in plans that do not require stockholder approval or in plans for which stockholder approval is not sought. The Board may also terminate this Plan at any time.

              8.    Vesting and Forfeiture of Restricted Stock: Voting Rights and Dividends.    Restricted Stock issuable to a Participant shall vest as follows: one-third (1/3) of the Restricted Stock shall vest immediately, an additional one-third (1/3) will vest one year later, and the balance will vest on the second anniversary of the initial issuance date. Upon termination of the Participant's employment for any reason other than Retirement, death or disability, but subject to the Committee's right to waive any such forfeitures, all shares of Restricted Stock of the Participant which are not Vested Shares at the time of termination of employment shall be forfeited and returned to the Company.

                  8.1.    Voting Rights.    Restricted Stock shall not be entitled to any voting rights.

                  8.2.    Dividend Rights.    Dividends shall not be paid on unvested stock. If the Company pays any cash dividends on its Stock, it shall, however, accrue, in respect of each Participant for whom it holds unvested Restricted Stock, an amount equal to the value of any such cash dividends ("Accrued Dividends") that would have been paid on the underlying Stock, from and after the grant date of the Restricted Stock and prior to the vesting and issuance of the underlying Stock, as if the Restricted Stock had been vested and was outstanding as of the applicable record date for such dividends. Such Accrued Dividends will be retained by the Company, without interest thereon, and will be paid in cash (less any required tax withholdings) when, if and to the extent that the Restricted Stock has vested.

STEEL DYNAMICS, INC.    2018 Proxy Statement    A-8

              9.    Restriction on Transfer of Restricted Stock: Issuance of Shares.    Restricted Stock that is forfeitable under the terms of this Plan may not be transferred, assigned, sold, pledged, hypothecated, or otherwise disposed of in any manner and shall not be subject to levy, attachment, or other legal process. Stock issued under this Plan shall be registered in the name of each Participant and shall be issued in electronic book entry form, unless otherwise authorized by the Company.

              10.    General Provisions.

                  10.1.    No Guarantee of Employment.    The adoption of the Plan shall not confer upon any Participant any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate its relationship with any Participant at any time.

                  10.2.    Participant Titles for Plan Purposes Only.    The use of "Executive" or "Officer," alone or in combination anywhere in this Plan, are for purposes solely of establishing different categories of benefits provided by this Plan. Such designations are not intended to confer nor shall they be deemed to confer any status as an officer of the Company, nor shall any such designations be deemed to differentiate the duties, titles or responsibilities of any existing or future officer of the Company.

                  10.3.    Withholding of Taxes.    With respect to any Vested Shares, or otherwise, with respect to which there are any, federal, state or local taxes required to be withheld, the Company shall deduct and withhold from the Participant such number of shares, valued at the closing price of the Company's shares on the last business day preceding the issuance date, sufficient to satisfy the Participant's withholding obligation.

                  10.4.    Expenses.    The expenses of administering the Plan shall be borne by the Company.

                  10.5.    Fractional Shares.    No fractional shares of Stock shall be issued, and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

                  10.6.    Governing Law.    To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Indiana.

STEEL DYNAMICS, INC.    2018 Proxy Statement    A-9

 7575 WEST JEFFERSON BLVD. FORT WAYNE, IN 46804 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 000 For Against Abstain 0 0 0 0 0 0 0 0 0 0 0 0 2TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS STEEL DYNAMICS INC.'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2018 3TO APPROVE AN AMENDMENT TO STEEL DYNAMICS INC.'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE BY A MAJORITY VOTE THAT STOCKHOLDERS MAY AMEND THE STEEL DYNAMICS INC.'S BYLAWS 4TO HOLD AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS 5TO APPROVE THE STEEL DYNAMICS, INC. 2018 EXECUTIVE INCENTIVE COMPENSATION PLAN NOTE: Unless otherwise directed, this proxy will be voted "FOR" the nominees listed in Proposal 1, and "For" Proposals 2, 3, 4 and 5. 0000369784_1 R1.0.1.17 0 (see reverse for instructions)YesNo Please indicate if you plan to attend this meeting00 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Report are available at www.proxyvote.com STEEL DYNAMICS, INC. Solicited on Behalf of the Board of Directors for Steel Dynamics, Inc.'s Annual Stockholders Meeting Mark D. Millett or Theresa E. Wagler are appointed proxies, with the power of substitution, to vote all of the undersigned's shares held of record March 19, 2018, at STEEL DYNAMICS, INC.'s May 17, 2018 Annual Meeting of Stockholders at 9:00 A.M. EDT in the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana (or at any adjournment thereof) on all matters set forth in Steel Dynamics, Inc.'s Year 2018 Proxy Statement, as set forth on the reverse side. PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title. 0000369784_2 R1.0.1.17 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side